UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

(Amendment No. 5)

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

THC THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	26-0164981
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

645 Front St., #2202 San Diego, California	92101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 602-8422

Securities to be registered pursuant to Section 12(b) of the Act:

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 par value
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Non-accelerated filer	☐
Accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

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EXPLANATORY NOTE

THC Therapeutics, Inc. is filing this General Form for Registration of Securities on Form 10/A (Amendment No. 5), which we refer to as the Registration Statement, to amend its General Form for Registration of Securities, which registered its common stock, par value $0.001 per share, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended. Unless otherwise mentioned or unless the context requires otherwise, when used in this Registration Statement, the terms “THC Therapeutics,” “Company,” “we,” “us,” and “our” refer to THC Therapeutics, Inc.

FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this Registration Statement, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important cautionary statements in this Registration Statement, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this Registration Statement and the documents that we have filed as exhibits to this Registration Statement with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this Registration Statement are made as of the date of this Registration Statement, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have begun to file reports, proxy statements, information statements and other information with the United States Securities and Exchange Commission (the “SEC”). You may read and copy this information, for a copying fee, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Room. Our SEC filings will also be available to the public from commercial document retrieval services, and at the website maintained by the SEC at http://www.sec.gov.

Our Internet website address is http://thct.io. Information contained on the website does not constitute part of this Registration Statement. We have included our website address in this Registration Statement solely as an inactive textual reference. We have made available on our website electronic copies of the materials we file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports filed by our executive officers, directors and 10% stockholders and amendments to those reports.

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Item 1. Business.

Overview

THC Therapeutics, Inc. (the “Company”), was incorporated in the State of Nevada on May 1, 2007, as Fairytale Ventures, Inc., and later changed its name to Aviation Surveillance Systems, Inc. and Harmonic Energy, Inc. On January 23, 2017, the Company changed its name to THC Therapeutics, Inc. On January 17, 2018, the Company changed its name to Millennium Blockchain Inc. On September 28, 2018, the Company changed its name back to THC Therapeutics, Inc. THC Therapeutics, Inc., together with its subsidiaries, is collectively referred to herein as the “Company,” and “THC Therapeutics.”

The Company is focused on developing a sanitizing herb dryer, the dHydronator®, which has been specifically designed for the drying and sanitizing (i.e., reducing the bacterial count) of freshly harvested cannabis, and other herbs, flowers, and tea leaves.

Corporate History

THC Therapeutics, Inc., was incorporated in the State of Nevada on May 1, 2007, as Fairytale Ventures, Inc., as a development stage company with plans to provide products and services related to themed children’s parties, and later changed its name to Aviation Surveillance Systems, Inc., when the Company shifted its business plan to focus on merging with an operating firm, and Harmonic Energy, Inc., when the Company shifted its plan of operations again, instead focusing on oil and gas operations.

On January 23, 2017, the Company experienced a change of control, and new management determined to shift the Company’s focus and changed the Company’s name to THC Therapeutics, Inc., focusing on wellness operations and development of a herb dryer for use with cannabis. On May 30, 2017, the Company formed Genesis Float Spa LLC, a wholly-owned subsidiary, to market its float spa assets purchased for wellness centers. On January 17, 2018, the Company changed its name to Millennium BlockChain Inc. and began to also focus on acquiring digital equity or digital assets of blockchain technology companies. On September 28, 2018, because of the regulatory environment surrounding blockchain technology companies, the Company changed its name back to THC Therapeutics, Inc., abandoned its blockchain technology focus, and refocused its efforts on its wellness operations.

The Company’s fiscal year end is July 31st, its telephone number is (702) 602-8422, and the address of its principal executive office is 645 Front St., #2202, San Diego, California, 92101.

Description of Business

The Company is focused on operations in the wellness industry. The Company is developing a sanitizing herb dryer, the dHydronator®, with multiple design, function, and usage patents. This innovative, laboratory-proven product is specifically designed for the drying and sanitizing (i.e., reducing the bacterial count by using ultraviolet light) of freshly harvested cannabis, and other herbs, flowers, and tea leaves. The dHydronator® can reduce moisture content of cannabis to 10-15% in only 10-14 hours. Traditional herbal drying times can take up to two weeks. Additionally, after the Company has launched the dHydronator®, and depending on available funding, the Company intends to establish a float spa facility that will allow each guest to customize their wellness experience, at their own pace, based on their individual needs.

Effective November 20, 2017, the Company entered into a Joint Venture Agreement with ADVFN plc of the United Kingdom (“ADVFN”) to create a joint venture entity, MJAC InvestorsHub International Conferences Limited, to be owned 50/50 by the Company and ADVFN. Effective April 1, 2018, we and ADVFN terminated the joint venture agreement.

Previously, the Company had also been focused on seeking partnerships and investments in the blockchain technology industry, and making strategic investments in the equity of target companies and their tokens. In September of 2018, the Company assessed the current regulatory environment regarding cryptocurrencies and other digital assets, as well as the progress of the Company’s 20 separate patent claims for the Company’s sanitizing herb dryer, and the Company determined that it would refocus its efforts on developing the Company’s dHydronator sanitizing herb dryer.

Wellness Operations

THC Therapeutics is focused on the wellness industry, with plans to develop a patented herb dryer as well as an innovative float spa facility in Las Vegas, Nevada, or southern California.

The Company is developing a sanitizing herb dryer, the dHydronator®, with multiple design, function, and usage patents. This innovative, laboratory-proven1 product is specifically designed for the drying and sanitizing (i.e., reducing the bacterial count by using ultraviolet light) of freshly harvested cannabis, and other herbs, flowers, and tea leaves. The dHydronator® can reduce moisture content of cannabis to 10-15% in only 10-14 hours. Traditional herbal drying times can take up to two weeks. The dHydronator® can also significantly reduce the bacterial count of the cannabis during the drying process, but it will not eliminate all bacteria from the cannabis or other plant materials.

The Company has a functioning prototype of the dHydronator® similar in design to that shown below, which is now protected by a patent with the United States Patent and Trademark Office (see “Patent, Trademark, License & Franchise Restrictions and Contractual Obligations & Concessions” below), and once the Company has sufficient funds available, the Company plans to source parts for serial manufacturing and negotiate and secure serial manufacturing and assembly. The Company also plans to hire sales and marketing staff as funds are available.

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1 Tests were conducted in 2016-2017 by independent cannabis-testing labs: first by CannLabs on the first-generation dHydronator® prototype, and later by Digipath Labs on the second-generation prototype. Optimal cannabis moisture content is 8-12%. The initial testing by CannLabs showed that (i) moisture content across five wet cannabis samples was reduced to an average moisture content of 13.81% with a standard deviation of 4.04% after 12 hours of drying, and 8.86% with a standard deviation of 2.25% after 16 hours of drying, and (ii) after autoclaving cannabis flowers to ensure sterility and then spiking multiple samples with 100 CFU of E. Coli and Salmonella bacteria and Aspergillus niger mold, testing for the presence of the bacteria and mold by both quantitative polymerase chain reaction (qPCR) and traditional plating methods, which testing concluded that the dHydronator® prototype eliminated or reduced the bacteria and mold contamination, but did not quantify the results. The subsequent testing by Digipath Labs on the second-generation prototype covered multiple strains and independent tests to confirm the prior findings. The strains tested were Lucy Diamond, Cotton Candy, Blue Dream, Kings Cut, Pot of Gold and Diablo. The optimal drying time was determined to be 10-14 hours in the first test. The Company’s proprietary sanitizing technology brought the failing TAC (total aerobic count) from over 300,000 CFU/g down to 78,000 CFU/g (anything less than 100,000 CFU/g is considered “passing”) in the second test. In the third test, after drying 14 hours and 15.5 hours in the dHydronator® and using the Company’s proprietary sanitizing technology for a longer period than required, the moisture content had been reduced from 80% (at 0 hours) to 10.89% (at 14 hours) and 8.83% (at 15.5 hours), the THCA% had been reduced from 21.2% (at 0 hours) to 17.26% (at 14 hours) and 18.26% (at 15.5 hours), and the TAC had been reduced from 210,000 CFU/g (at 0 hours) to 1,500 CFU/g (at 14 hours) and 500 CFU/g (at 15.5 hours). In the fourth experiment, after 12 hours and 15.5 hours of drying in the dHydronator® and using the proprietary sanitizing technology for a longer period than required, the moisture content had reduced from 80% to 12.00% (at 12 hours) and 7.44% (at 15.5 hours), the THCA% had been reduced from 21.2% to 20.08% (at 12 hours) and 19.43% (at 15.5 hours), and the TAC had been reduced from 190,000 CFU/g to 51,000 CFU/g (at 12 hours) and 2,300 CFU/g (at 15.5 hours). After 14 hours of drying, the moisture content had been reduced to 8.15%, the THCA% had been reduced to 19.82%, and the TAC had been reduced to 21,000 CFU/g. In the fifth test, prior moisture and THCA% results were tested, but this time using the Company’s proprietary sanitizing technology for a much shorter time period, using two samples of a different cannabis strain, and testing the expanded cannabinoid profile data of each sample, and after 12 hours of drying two different samples, moisture content for the two samples decreased from 74% and 74% to 9.17% and 9.90%, respectively, and THCA% increased from 14.45% and 14.94% before drying to 16.81% and 17.2%, respectively, after 12 hours of drying. Test six was a test of the same strain as test five but using a different lot of plant material, and moisture content decreased from 81% to 11.5% after 12 hours of drying, while TCHA% increased from 21.28% to 22.6% after 12 hours of drying. The seventh through ninth tests confirmed prior results.

More specifically, once we have at least $2,000,000 in in available cash flow or funds from other operations and if we receive the patent, we intend to engage in further development efforts as follows: (i) finalizing case design, with an estimated tooling expense of approximately $300,000-$500,000; manufacturing pre-production units for field testing and presentation to potential partners and distributors, with an estimated expense of $250,000; (iii) hiring a subject-matter expert and consultants or employees in the home herb garden and legal cannabis marketplace to manage the development and sales of herb dryer, with an estimated expense of $400,000 for 12 months; (iv) engaging in further detailed laboratory of our herb drying with respect to cannabis plants and home herb garden plants, with an estimated expense of $50,000 to $100,000 for 12 months; (v) establishing a relationship with a market research and/or marketing company to explore creative strategies, advertising concepts, and consumer opinion, explore applications of our intellectual property in the existing wholesale and retail distribution channels for home herb, garden products and legal cannabis markets, and determine the best path for sales, distribution and licensing of our intellectual property, with an estimated expense of $1,000,000 for 12 months.

Additionally, on May 12, 2017, the Company entered into an asset purchase agreement with a third party under which it acquired four (4) float spa units and associated equipment. With the acquisition of these assets, the Company intends to establish a float spa facility that will allow each guest to customize their wellness experience, at their own pace, based on their individual needs. Once we have approximately $500,000-$1,000,000 in available cash flow or funds from other operations, and after the launch of our dHydronator® sanitizing herb dryer, we plan to capitalize on our spa assets purchased in 2017 by (i) leasing a 2,500 to 5,000 square foot facility in Nevada or California, to be built out as needed (and with the size of the facility dependent on available capital); (ii) obtaining necessary licenses and permits, (iii) purchasing inventory, equipment, furnishings and supplies, including inventory, fixtures, furnishings and equipment for an oxygen bar and a Kampuchea, juice and tea Bar, refrigeration and storage equipment, point of sale computers and tablets, digital monitors, signage and display materials, and other suppliers; (iv) hiring spa management personnel including a manager, assistant manager and two spa attendants; (v) hiring marketing and sales consultants, and (vi) launching a marketing campaign to include internet lead services, Groupon and social networking.

Legacy Crypto-Related Assets

The Company previously focused on acquiring equity or tokens of blockchain technology companies (each a “Target Company”). During calendar 2018, the Company issued shares of its common stock and preferred stock to three Target Companies (see “BurstIQ”, “ImpactPPA”, and “Robot Cache” below) in exchange for rights to digital tokens and/or equity purchase rights in the Target Companies. We did not receive any tokens or equity of any of the Target Companies, and we have now rescinded our agreements with each of the Target Companies.

BurstIQ

BurstIQ Analytics Corporation (“BurstIQ”) is a healthcare data company. We previously issued 500,000 shares of the Company’s common stock to BurstIQ in consideration of the Company’s right to acquire tokens and preferred stock of BurstIQ. On May 3, 2019, we rescinded our acquisition agreements with BurstIQ, and BurstIQ agreed to return 500,000 shares of the Company’s common stock to the Company for cancellation.

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ImpactPPA

ImpactPPA Limited (“ImpactPPA”) has designed an Ethereum-based decentralized energy platform to potentially transform the global energy finance industry. We previously issued 6,000 shares of the Company’s Series A Preferred Stock to ImpactPPA in consideration of the Company’s right to acquire tokens of ImpactPPA. On June 26, 2019, we rescinded our acquisition agreement with ImpactPPA, and ImpactPPA agreed to return 6,000 shares of the Company’s Series A Preferred Stock to the Company for cancellation.

Robot Cache

Robot Cache, S.L. (“Robot Cache”) is the first decentralized PC video game distribution platform with a revolutionary digital resale model designed to utilize blockchain technology. We previously issued 600,000 shares of the Company’s common stock, and warrants to acquire additional common stock, to Robot Cache in consideration of the Company’s right to acquire tokens of Robot Cache. On June 26, 2019, we rescinded our acquisition agreements with Robot Cache, and Robot Cache agreed to return 600,000 shares of the Company’s common stock to the Company for cancellation.

As we will never receive any tokens or equity of any of these blockchain-related companies, we do not believe that federal, state, local or foreign regulations affecting blockchain technologies and digital assets (for example, money transmission laws) will have any affect on our business.

Competition

There are a number of commercial herb dryers sold by competitors, including Yofumo Technologies, which are already commercially available, and which have significant market share. As to our float spa plans, we believe True Rest Float Spa, which has over 20 spa locations across the country, is our primary national competitor, and there are numerous locally owned float spas throughout the country that would considered competitors with our spa operations. There is no assurance that we will be able to compete effectively with any of these competitors.

Market Opportunity

The Company’s herb dryer, the dHydronator®, safely lowers moisture content and sanitizes without harm to the integrity of the plant. Our test results have been proven to dry cannabis in less than 14 hours verses up to 14 days using traditional drying methods. Test results indicate the removal of many surface germs and bacteria including powder mold, dust mites and spider mites from herbs, plants, the surface of glass or ceramic herbal tea accessories, and any other object that fits safely in the drying chamber. Therefore, we believe that our product will be attractive to the cannabis and home herb and garden product markets.

With regard to floatation therapy, the sensory deprivation consumer typically ranges in age from eighteen to eighty. Floatation therapy is a service that is unisex in its appeal and attracts many. As many consumers seek natural alternative therapies for the relief from pain, stress and sleep disorders that affect a significant percentage of the population, we believe that our planned floatation therapy spa facilities will be attractive to these consumers.

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Marketing Strategy

We plan to attend regional cannabis-related trade shows and offer field testing to legal cannabis growers and suppliers in the United States and Canada initially, and throughout the world once the technology has been adopted in the regional market. We also plan to establish a relationship with a market research and marketing company to explore creative strategies, advertising concepts, consumer opinion, existing distribution and sales channels and potential licensing of our intellectual property, to determine the best path for sales and distribution. We also intend to hire subject matter expert consultants or employees in the legal cannabis and home herb marketplace to manage the development and sales of our products. Once our marketing experts identify an herbal or commercial agriculture niche or venue to enter or solicit, we will market to distributors and retailers via trade shows and direct contact.

With regard to our spa plans, we intend to launch internet, Groupon and social networking campaigns offering coupons and membership plans for floatation therapy, and our planned oxygen bar and Kampuchea, juice and tea bar. We plan to invite local TV and Radio personalities to tour our facilities, and we plan to offer local healthcare and rehabilitation service providers and non-competitive spa owners and managers a private tour of our spa facilities.

Customers

Due to the nature of its business and its focus on development of its patent-pending herb dryer, the Company does not currently have any customers.

Patent, Trademark, License & Franchise Restrictions and Contractual Obligations & Concessions

The Company has acquired the exclusive intellectual property rights to the dHydronator® sanitizing plant dryer with improved convection flow from the Company’s CEO and Director, Brandon Romanek. Mr. Romanek’s father irrevocably assigned those intellectual property rights to Mr. Romanek in 2016. A trademark application for the mark “dHyrdonator” has been filed (serial no. 86874611), and a patent application was filed with the United States Patent and Trademark Office (“USPTO”), docket number 5503.101 (application nos. 15/467,722 and 62/312,327), for 20 separate herb dryer design, function, and usage patents. On or about July 20, 2018, the Company’s patent counsel received a Notification of Allowance from the USPTO, notifying the Company that the USPTO would be allowing all 20 claims, and on or about February 19, 2018, the Company received notice of the patent grant from the USPTO.

Governmental Regulations

We will be governed by government laws and regulations governing spas. We do not believe the dHydronator® will be subject to regulation by the U.S. Food and Drug Administration or any other government agency (other than pursuant to general laws governing truth in advertising or similar laws under the purview of the Federal Trade Commission). We believe that we are currently in compliance with all laws which govern our operations and have no current liabilities thereunder. Our intent is to maintain strict compliance with all relevant laws, rules and regulations.

Employees

The Company currently has one full-time employee, our founder, CEO and director, Brandon Romanek, and one other employee.

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Item 1A. Risk Factors.

There is substantial doubt about our ability to continue as a going concern

We have not generated any revenues or profit during the years ended July 31, 2018 and 2017, or the interim periods since July 31, 2018. We expect that our operating expenses will increase over the next twelve months to continue our development activities. Based on our average monthly expenses and current burn rate, we estimate that our cash on hand will not sufficiently support our operation for the next twelve months. If we cannot raise the money that we need in order to continue to operate our business, we will be forced to delay, scale back or eliminate some or all of our proposed operations. If any of these were to occur, there is a substantial risk that our business would fail. If we are unsuccessful in raising additional financing, we may need to curtail, discontinue or cease operations.

We have had a history of losses and may incur future losses, which may prevent us from attaining profitability.

We have had a history of operating losses since our inception and, as of July 31, 2018, we had an accumulated deficit of approximately $9.4 million. We may incur operating losses in the future, and these losses could be substantial and impact our ability to attain profitability. We expect to significantly increase expenditures for product development, general and administrative expenses, and sales and marketing expenses, and there is no guarantee that we will ever generate revenues, or that we ever achieve or sustain profitability or positive operating cash flows. Even if we achieve profitability and positive operating cash flows, we may not be able to sustain or increase profitability or positive operating cash flows on a quarterly or annual basis.

Federal drug regulation and enforcement may adversely impact our operations.

Currently, there are approximately 30 states plus the District of Columbia that have laws and/or regulation that recognize in one form or another legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment, and there are approximately 8 states and the District of Columbia that have more expansive laws legalizing marijuana for recreational use. Conversely, under the Controlled Substances Act (the “CSA”), the policy and regulations of the Federal government and its agencies is that cannabis has no medical benefit and a range of activities including cultivation and use of cannabis for personal use is prohibited. Until Congress amends the CSA with respect to medical marijuana, there is a risk that federal authorities may enforce current federal law.

As we plan on marketing our herb dryer to the cannabis industry, federal enforcement of federal law would adversely affect the cannabis industry and would therefore adversely affect the Company’s planned operations and sales. Active enforcement of the current federal regulatory position on cannabis may thus indirectly and adversely affect revenues and profits of the Company.

Our products may become subject to regulation by the FDA, which would materially increase the costs associated with developing the products.

We do not believe our dHydronator® herb dryer product will be subject to regulation by the U.S. Food and Drug Administration (the “FDA”) or any other government agency (other than pursuant to general laws governing truth in advertising and similar laws under the purview of the Federal Trade Commission ). The FDA could disagree and determine that the dHydronator® is subject to FDA regulation.

The process for obtaining regulatory approval to market products regulated by the FDA is expensive, time-consuming, and can vary substantially based on the type, complexity, and novelty of the product candidates involved. Our ability to generate revenues from the sale of the dHydronator® would be adversely affected if we are delayed because our product is subject to FDA regulation, or if we are unable to successfully develop our products to comply with FDA regulation.

We may not be able to achieve our strategic initiatives and grow our business as anticipated.

Beginning in early 2018, based on the historical experience of our sole officer trading commodities, we made a strategic decision to focus on acquiring crypto-related assets. In September 2018, we determined to focus on our sanitizing herb dryer and floatation spa plans. Our strategic initiatives have required us to devote financial and operational assets to these activities. Our success depends on our ability to appropriately manage our expenses as we execute on our planned initiatives. If we are not able to execute on this strategy successfully, our business may not grow as we anticipate, which could adversely affect our operating results.

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We have a history of changing and discontinu ing operations and have retained obligations associated with discontinued activities.

We have changed our name and business plan multiple times since our inception in 2007, and have a history of discontinued operations. We have carried liabilities of approximately $60,580 associated with discontinued operations, and there is no guarantee that we will not change our business plan in the future and discontinue current operations.

If we were deemed an investment company under the Investment Company Act, applicable restrictions could  have a material adverse effect on our business.

We do not believe that we are an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), because we believe we are covered by the Rule 3a-2 safe harbor promulgated under the Investment Company Act.

Section 3(a)(1)(A) of the Investment Company Act defines the term “investment company” to mean any issuer that “is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities.” Section 3(a)(1)(C) of the Investment Company Act defines “investment company” as any issuer which “is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40 per centum of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis.” Generally, any issuer meeting the definition of an investment company is subject to all applicable provisions of the Investment Company Act and must register with the Commission under Section 8 of the Investment Company Act, unless it meets the terms and conditions of various exceptions provided by the Investment Company Act including, but not limited to, those provided in Section 3(c) of the Investment Company Act, or in rules adopted by the SEC under the Investment Company Act.

Rule 3a-2 promulgated by the SEC under the Investment Company Act generally provides that, for purposes of Sections 3(a)(1)(A) and 3(a)(1)(C) of the Investment Company Act, an issuer will not be deemed to be engaged in the business of investing, reinvesting, owning, holding or trading in securities for a period not to exceed one year if the issuer has a bona fide intent to be engaged in a non-investment company business. This rule is intended to enable the issuer to make an orderly transition to a non-investment company business during the one-year safe harbor period.

While we previously acquired rights to equity and digital tokens of other companies, with those rights having a value exceeding 40% of our total assets, we determined in September of 2018 that we would focus our operational efforts on developing and launching our sanitizing herb dryer and would no longer engage in the business of acquiring blockchain-related assets. As of January 31, 2019, all of our rights to equity and digital tokens of other companies had been fully impaired and had nominal value pursuant to the relevant accounting guidance, and in May and June of 2019, we rescinded all of our agreements to acquire rights to equity and digital tokens of other companies. As those agreements have been legally rescinded, it is as if we never acquired any rights to equity or digital tokens. As a result, we believe we were never an “investment company” and are covered by the Rule 3a-2 safe harbor.

However, if we were to be deemed an investment company, we would be required to register as an investment company or adjust our business strategy and assets. If we were required to register as an investment company under the Investment Company Act, we would incur substantial expenses associated with such registration, and we would become subject to substantial regulation with respect to our capital structure, management, operations, transactions with affiliated persons, asset composition, including restrictions with respect to diversification and industry concentration, and other matters, which would have a material adverse effect on our business.

If we fail to protect our intellectual property, then our ability to compete could be negatively affected, which would harm our financial condition and operating results.

We have acquired the rights to our sanitizing herb dryer, the dHydronator®, from our CEO, Mr. Romanek, and the herb dryer has received patent protection. There is no guarantee that we will be able to maintain the patent in the future.

We believe that the market for the dHydronator® depends to a significant extent upon the goodwill and patent protection afforded by the patent protection covering the dHydronator®. In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. The failure to maintain the patent for the dHydronator®, or the loss or infringement of our patent rights would impair the goodwill associated with the dHydronator® and harm our reputation, which would harm our financial condition and operating results.

If our intellectual property is not adequate to provide us with a competitive advantage or to prevent competitors from replicating our products, or if we infringe the intellectual property rights of others, then our financial condition and operating results would be harmed.

Our future success and ability to compete in the herb drying market depends upon our ability to produce a sanitizing herb dryer, which we attempt to protect under a combination of patent and trade secret laws, confidentiality procedures and contractual provisions. However, we have not yet been issued a patent, and even if we are, the legal protections afforded by patent law and contractual proprietary rights in our products provide only limited protection and may be time-consuming and expensive to enforce or maintain. Further, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our proprietary rights or from independently developing non-infringing products that are competitive with, equivalent to or superior to our herb dryer.

Monitoring infringement or misappropriation of intellectual property can be difficult and expensive, and we may not be able to detect every infringement or misappropriation of intellectual property rights. Even if we do detect infringement or misappropriation of our proprietary rights, litigation to enforce these rights could cause us to divert financial and other resources away from our business operations. Further, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States.

Additionally, third parties may claim that our herb dryer infringes upon their intellectual property rights, and there can be no assurance that one or more of our products will not be found to infringe upon third-party intellectual property rights in the future.

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Our products may be subject to recalls.

Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. If our sanitizing herb dryer, the dHydronator®, is recalled due to an alleged product defect or for any other reason, we could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. We may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin, or at all. In addition, a product recall may require significant management attention and adversely affect our other operations.

Additionally, if our herb dryer were subject to recall, the goodwill associated with that product and with us could be harmed. A recall would likely lead to decreased demand for our herb dryer, but it could also materially and adversely effect our spa as well and the perception of our company as a whole. Additionally, product recalls may lead to increased scrutiny of our operations by regulatory agencies, requiring further management attention and potential legal fees and other expenses. Furthermore, any product recall affecting the cannabis industry more broadly could lead consumers to lose confidence in the safety and security of products sold by other participants in the industry, which could have a material adverse effect on our business, financial condition and results of operations.

Our future success depends on our ability to retain our chief executive officer and other key executives and to attract, retain and motivate qualified personnel.

We are highly dependent on Brandon Romanek, our Chief Executive Officer. Although we have entered into an employment agreement with Mr. Romanek providing for certain benefits, including severance in the event of a termination without cause, this agreement does not prevent him from terminating his employment with us at any time. We do not maintain “key person” insurance for any personnel. The loss of the services of Mr. Romanek could impede the achievement of our herb dryer and spa research, development, commercialization and acquisition objectives.

In addition, we rely on consultants and advisors, to assist us in formulating our development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

We will need additional funding if we intend on executing our operational plans and making future acquisitions. If we are unable to raise capital when needed, we would be forced to delay, reduce or eliminate our planned development.

We expect our expenses to increase in connection with our ongoing activities. Furthermore, upon the effectiveness of this Registration Statement, we expect to incur additional costs associated with operating as a mandatory filer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate some or all of our herb dryer and spa development plans.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or other assets.

Until the time, if ever, that we can generate substantial product revenues, we plan to finance our cash needs through some combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. We do not have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our existing stockholders will be diluted, and the terms of these new securities may include liquidation or other preferences that adversely affect the rights of our existing stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

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Because we will become a reporting company under the Exchange Act by means other than a traditional underwritten initial public offering, we may not be able to attract the attention of research analysts at major brokerage firms.

Because we will not become a reporting company by conducting an underwritten initial public offering, or IPO, of our common stock, and because we will not be listed on a national securities exchange, security analysts of brokerage firms may not provide coverage of our company. In addition, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we were to become a public reporting company by means of an IPO because they may be less familiar with our company as a result of more limited coverage by analysts and the media, and because we became public at an early stage in our development.

Our common stock is subject to the SEC’s penny stock rules, which may make it difficult for broker-dealers to complete customer transactions and could adversely affect trading activity in our securities.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is currently less than $5.00 per share and therefore our stock is considered a “penny stock” according to SEC rules, unless we are listed on a national securities exchange. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;
•	receive the purchaser’s prior written agreement to the transaction;
•

provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•

obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If required to comply with these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected.

The market price of our common stock may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Our stock price may experience substantial volatility as a result of a number of factors, including:

•	sales or potential sales of substantial amounts of our common stock;
•	the success of competitive products or technologies;
•	announcements about us or about our competitors, including new product introductions and commercial results;
•	the recruitment or departure of key personnel;
•	developments concerning our licensors or manufacturers;
•	litigation and other developments;
•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;
•	variations in our financial results or those of companies that are perceived to be similar to us; and
•	general economic, industry and market conditions.

Many of these factors are beyond our control. The stock markets in general, and the market for companies related to the cannabis in any way in particular, have historically experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors could reduce the market price of our common stock, regardless of our actual operating performance.

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We currently have outstanding shares of preferred stock that have special rights that could limit our ability to undertake corporate transactions, inhibit potential changes of control and reduce the proceeds available to our common stockholders in the event of a change in control.

We currently have outstanding two classes of stock, common stock and preferred stock, and there are two series of preferred stock, Series A Preferred Stock and Series B Preferred Stock. The holders of our Series A Preferred Stock are entitled to super voting and super converting rights.

As a result of the rights the holder of our Series A Preferred Stock has, we may not be able to undertake certain corporate transactions, including equity or debt offerings necessary to raise sufficient capital to run our business, change of control transactions or other transactions that may otherwise be beneficial to our businesses. These provisions may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which our common stockholders might otherwise receive a premium price for their shares. The market price of our common stock could be adversely affected by the rights of our preferred stockholders.

We have never paid and do not intend to pay cash dividends.

We have never paid cash dividends on any of our capital stock and we currently intend to retain future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be our common stockholders’ sole source of gain for the foreseeable future. Under the terms of our existing Articles of Incorporation, we cannot declare, pay or set aside any dividends on shares of any class or series of our capital stock, other than dividends on shares of common stock payable in shares of common stock, unless we pay dividends to the holders of our preferred stock. Additionally, without special stockholder and board approvals, we cannot currently pay or declare dividends and will be limited in our ability to do so until such time, if ever, that we are listed on a stock exchange.

Our executive officer and director have the ability to control all matters submitted to stockholders for approval.

Our executive officer and director, Brandon Romanek, holds 2,000,000 shares of our Series A Preferred Stock (each share votes as the equivalent of 100 shares of common stock on all matters submitted for a vote by the common stockholders), and as such, he would be able to control all matters submitted to our stockholders for approval, as well as our management and affairs. For example, Mr. Romanek would control the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire.

Provisions in our articles of incorporation and by-laws and under Nevada law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our articles of incorporation and by-laws may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable (a “Corporate Transaction”), including transactions in which our common stockholders might otherwise receive a premium price for their shares.

Specifically, our authorized capital stock in our articles of incorporation includes preferred stock issuable in one or more series. Our board of directors has the authority to issue preferred stock and determine the price, designation, rights, preferences, privileges, restrictions and conditions, including voting and dividend rights, of those shares without any further vote or action by stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued. Issuance of preferred stock with preferential voting rights or economic rights, could make it more difficult for a third party to acquire a majority of the voting power of our outstanding voting securities, which could deprive our holders of common stock to purchase common stock at a premium that they might otherwise realize in connection with a proposed acquisition of our company. Similarly, our bylaws generally state that a majority of our board of directors constitute a quorum for the transaction of business and do not require that a larger percentage of our directors constitute a quorum. These provisions in our articles of incorporation and bylaws effectively mean that a simple majority of our board of directors could, without common shareholder approval, designate a class of preferred stock, and issue shares of that class of preferred stock, in a manner that would discourage, delay or prevent a Corporate Transaction from occurring.

These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors.

We will incur increased costs as a result of operating as a public reporting company, and our management will be required to devote substantial time to new compliance initiatives.

As a public reporting company, we will incur significant legal, accounting and other expenses that we did not incur as a non-reporting company. In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC, have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.

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We currently have outstanding, and we may, in the future issue instruments which are convertible into shares of common stock, which will result in additional dilution to you.

We currently have outstanding debt and equity instruments which are convertible into shares of common stock, and we may need to issue similar instruments in the future. In the event that these convertible instruments are converted into shares of common stock, or that we make additional issuances of other convertible or exchangeable securities, you could experience additional dilution. Furthermore, we cannot assure you that we will be able to issue shares or other securities in any offering at a price per share that is equal to or greater than the price per share paid by investors or the then-current market price.

We cannot predict every event and circumstance that may impact our business and, therefore, the risks discussed herein may not be the only ones you should consider.

As we continue to grow our business, we may encounter other risks of which we are not aware as of the date of this Registration Statement. These additional risks may cause serious damage to our business in the future, the impact of which we cannot estimate at this time.

Item 2. Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing at the end of this Registration Statement. Some of the information contained in this discussion and analysis or set forth elsewhere in this Registration Statement, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should read the “Risk Factors” section of this Registration Statement for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Plan of Operation

THC Therapeutics is focused on the wellness and nutraceutical industry. The Company is developing a sanitizing herb dryer, the dHydronator®, with multiple design, function, and usage patents. This innovative, laboratory-proven product is specifically designed for the drying and sanitizing (i.e., reducing the bacterial count) of freshly harvested cannabis, and other herbs, flowers, and tea leaves. The dHydronator® can reduce moisture content of cannabis to 10-15% in only 10-14 hours. Traditional herbal drying times can take up to two weeks. The Company also intends to establish a float spa facility that will allow each guest to customize their wellness experience, at their own pace, based on their individual needs.

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Results of Operations

The following summary of our results of operations should be read in conjunction with our audited consolidated financial statements for the three and nine months ending April 30, 2019 and 2018, and the years ended July 31, 2018 and 2017, which are included herein.

Our financial statements are stated in U.S. Dollars and are prepared in accordance with generally accepted accounting principles of the United States (“GAAP”).

On December 7, 2018, the Financial Industry Regulatory Authority (“FINRA”) announced the Company’s 1:10 reverse stock split of the Company's common stock and preferred stock. The reverse stock split took effect on December 10, 2018. Unless otherwise noted, impacted amounts and share information in this registration statement and included in the unaudited interim financial statements and notes thereto as of and for the three months ended April 30, 2019, and the audited financial statements and notes thereto as of and for the fiscal years ended July 31, 2018 and 2017, have been adjusted for the stock split as if such stock split occurred on the first day of the first period presented. Certain amounts in the notes to the financial statements may be slightly different than previously reported due to rounding of fractional shares as a result of the reverse stock split.

Going Concern Qualification

Several conditions and events cast substantial doubt about the Company’s ability to continue as a going concern. The Company has incurred cumulative net losses of $35,507,438 since its inception and requires capital for its contemplated operational and marketing activities to take place. The Company’s ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. The ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern.

Results of Operations for the three months ended April 30, 2019, compared with the three months ended April 30, 2018

Revenues

We had no revenue during the three months ended April 30, 2019, as we are still developing our herb dryer product.

Operating and Administrative Expenses

Operating expenses increased by $18,466,500, from $226,602 in the three months ended April 30, 2018, to $18,693,102 in the three months ended April 30, 2019. Operating expenses primarily consist of other general and administrative expenses (G&A), research & development applications and professional fees. G&A expenses, made up primarily of office expense, bank charges, advertising, press releases, postage and delivery expense, travel expense and the dues and subscriptions, decreased by $16,133, from $42,142 in the three months ended April 30, 2018, to $25,009 in the three months ended April 30, 2019. Professional fees, made up of accounting and legal fees, increased by $21,232, from $23,192 in the three months ended April 30, 2018, to $35,424 in the three months ended April 30, 2019. These are fees we pay to accountants and attorneys throughout the year for performing various tasks. Consulting fees made up primarily of consulting fees and stock-based compensation to consultants, increased by $18,444,014, from $135,486 in the three months ended April 30, 2018, to $18,579,500 in the three months ended April 30, 2019. The bulk of the increase was the result of increased stock-based compensation issued in the quarter ending April 30, 2019, for the appointment of our new member of the Board of Directors, Mr. Villani, as compared to the same period in 2018.

Other Income (Expense)

Gain/(loss) on change in derivative liability increased by $3,248,867 during the three months ended April 30, 2019, as compared to the same period in 2018, due to change in derivative liabilities caused by fluctuations in the price of our common stock between reporting periods.  Interest expense increased by $171,664 during the nine months ended April 30, 2019, as compared to the same period in 2018, due to an increase in outstanding loans, and amortization of debt discounts associated with convertible notes during the same period.

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Results of Operations for the nine months ended April 30, 2019, compared with the nine months ended April 30, 2018

Revenues

We had no revenue during the nine months ended April 30, 2019, as we are still developing our sanitizing herb dryer product.

Operating and Administrative Expenses

Operating expenses increased by $18,895,759, from $472,317 in the nine months ended April 30, 2018, to $19,368,076 in the nine months ended April 30, 2019. Operating expenses primarily consist of other general and administrative expenses (G&A), research & development applications and professional fees. G&A expenses, made up primarily of office expense, bank charges, advertising, press releases, postage and delivery expense, travel expense and the dues and subscriptions, decreased by $31,524, from $108,191 in the nine months ended April 30, 2018, to $76,667 in the nine months ended April 30, 2019. Professional fees, made up of accounting and legal fees, increased by $44,500, from $46,336 in the nine months ended April 30, 2018, to $90,836 in the nine months ended April 30, 2019. These are fees we pay to accountants and attorneys throughout the year for performing various tasks. Consulting fees made up primarily of consulting fees and stock-based compensation to consultants, increased by $18,835,742, from $257,641 in the nine months ended April 30, 2018, to $19,093,383 in the nine months ended April 30, 2019. The bulk of the increase was the result of increased stock-based compensation issued in the nine months ending April 30, 2019, for the appointment of our new member of the Board of Directors, Mr. Villani, as compared to the same period in 2018.

Other Income (Expense)

Gain/(loss) on change in derivative liability increased by $4,090,389 during the nine months ended April 30, 2019, as compared to the same period in 2018, due to settlements of derivative liabilities and change in derivative liabilities caused by fluctuations in the price of our common stock between reporting periods. Loss on settlement of debts decreased by $94,734 during the nine months ended April 30, 2019, as compared to the same period in 2018, because the company settle less debts in the prior period. Interest expense decreased by $138,072 during the nine months ended April 30, 2019, as compared to the same period in 2018, due to decrease in outstanding loans, and convertible notes during the same period. Impairment expense increased by $2,429,981 during the nine months ended April 30, 2019, as compared to the same period in 2018, because the Company did not impair any assets in the prior comparative period.

Net Loss from Operations

The Company had a net loss of $26,113,366 for the nine months ended April 30, 2019, as compared to a net loss of $653,899 for the nine months ended April 30, 2018.

Liquidity and Capital Resources

At April 30, 2019, we had $32,344 of cash on hand and an accumulated deficit of $34,427,625. Our primary source of liquidity has been from borrowing from related parties and third parties, and the sale of common stock. As of April 30, 2019, the Company owed $142,353 in outstanding related party notes, with $13,913 in accrued interest on those notes, and $187,064 in outstanding notes payable, net of debt discounts of $45,068 due to outside parties, with $31,527 in accrued interest on these notes.

Net cash used in operating activities was $112,464 during the nine months ended April 30, 2019.

Net cash used in investing activities was $1,195 during the nine months ended April 30, 2019.

Net cash provided by financial activities was $143,034 during the nine months ended April 30, 2019.

Our expenses to date are largely due to professional fees that include accounting, audit and legal fees. To date, we have had minimal revenues, and we require additional financing in order to finance our business activities on an ongoing basis.

Cash Flow

Our primary source of liquidity has been cash from shareholder loans, third party loans, and cash from the issuance of common stock.

Working Capital

We had current assets of $34,344 and current liabilities of $1,038,632, resulting in working capital deficit of $1,006,288 at April 30, 2019.

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For the Year Ended July 31, 2018 and 2017:

Our operating results for the year ended July 31, 2018 and 2017, and the changes between those periods for the respective items are summarized as follows:

	Years ended
	July 31,		Change
	2018	2017	Amount	Percentage
Operating income (loss)	$(5,991,918)	$(421,366)	$(5,570,552)	(1,322)%
Other income (expense)	$(147,482)	$35,658	$(183,140)	(514)%
Net income (loss)	$(6,139,400)	$(385,708)	$(5,753,692)	(1,492)%

Revenues

We did not earn any revenues during the years ending July 31, 2018 and 2017, respectively. We do not anticipate earning significant revenues until such time that we have fully developed our investment strategy.

Operating Income (Loss)

Our loss from operations increased by $5,570,552 during the year ended July 31, 2018, from an operating loss of $421,366 in the same period in 2017. The following table presents operating expenses for the annual periods in 2018 and 2017:

	Years ended
	July 31,		Change
	2018	2017	Amount	Percentage
Professional fees	$62,882	$90,168	$(27,286)	(30)%
Compensation	-	5,490	(5,490)	(100)%
Consulting fees	480,363	39,173	441,190	1,126%
Payroll expense	61,705	-	61,705	100%
General and administrative expenses	139,534	78,283	61,251	78%
Impairment expense	5,222,000	197,761	5,024,239	2,541%
Depreciation and amortization	25,434	10,491	14,943	142%
Total operating expenses	$5,991,918	$421,366	$5,570,552	1,322%

We realized an increase of $441,190 in consulting fees during the year ended July 31, 2018, as compared to the same period in 2017, primarily due to an increase in stock-based compensation. We realized an increase of $61,251 in general and administrative expenses during the year ended July 31, 2018, as compared to the same period in 2017, primarily due to an increase in travel expenses related to trade show attendance. We realized an increase of $5,024,239 in impairment expense during the year ended July 31, 2018, as compared to the same period in 2017, primarily due to the impairment of crypto-currency assets acquired in 2018.

We realized an increase of $14,943 in depreciation expenses during year ended July 31, 2018, as compared to the same period in 2018, because we held the THC Therapeutics division assets for the full 12 months in the year ending 2018 as compared to only holding the assets for a partial year in the year ending July 31, 2017.

Other Income (Expense)

The following table presents other income and expenses for the years ended July 31, 2018 and 2017:

	Years ended
	July 31,		Change
	2018	2017	Amount	Percentage
Gain/(loss) on change in derivative liability	$86,444	$(81,145)	$167,589	207%
Gain/(loss) on settlement of debts	(132,234)	202,621	(334,855)	(165)%
Gain on conveyance of liabilities to a related party	-	79,110	(79,110)	(100)%
Interest Expense	(101,692)	(164,928)	63,236	38%
Total other income (expense)	$(147,482)	$35,658	$(183,140)	(514)%

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Gain/loss on change in derivative liability improved by $167,589 during the year ended July 31, 2018, as compared to the same period in 2017, due to change in derivative liabilities caused by fluctuations in the price of our common stock between reporting periods. Gain on settlement of debts decreased by $334,855 during the year ended July 31, 2018, as compared to the same period in 2017, because the company settled a significant amount of debts with stock as part of its efforts to conserve capital. Gain on conveyance of liabilities to a related party decreased by $79,110 during the year ended July 31, 2018, as compared to the same period in 2017, because the company conveyed certain liabilities to a former officer in 2017 and not 2018. Interest expense decreased by $63,236 during the year ended July 31, 2018, as compared to the same period in 2017, due to decreases in loans, and convertible notes.

Net Income (loss)

Net loss increased to $(6,139,400) during the year ended July 31, 2018, from a net loss of $(385,708) in the same period 2017.

Liquidity and Capital Resources

Based upon our current financial condition, we do not have sufficient cash to operate our business at the current level for the next twelve months. We intend to fund operations through sales of our herb dryer and debt and/or equity financing arrangements, which may be insufficient to fund expenditures or other cash requirements. We plan to seek additional financing in a private equity offering to secure funding for operations. There can be no assurance that we will be successful in raising additional funding. If we are not able to secure additional funding, the implementation of our business plan will be impaired. There can be no assurance that such additional financing will be available to us on acceptable terms or at all.

Working Capital

The following table presents our working capital position as of July 31, 2018, and July 31, 2017:

	July 31,	July 31,	Change
	2018	2017	Amount	Percentage
Cash and cash equivalents	$2,969	$187	$2,782	1,488%

Current assets	$2,969	$78,952	$(75,983)	(96%)
Current liabilities	581,444	389,515	191,929	49%
Working capital	$(578,475)	$(310,563)	$(267,912)	(86%)

The change in working capital during the year ended July 31, 2018, was primarily due to an decrease in current assets of $(75,938) and an increase in current liabilities of $191,929. Current assets decreased due to an decrease in prepaid expenses as of July 31, 2018. Current liabilities increased due to an increase in borrowing, which resulted in convertible notes payable of $100,000, advances from related parties of 159,566, notes payable of 76,200, derivative liability of $59,785, as compared to total current liabilities of $389,515 as of July 31, 2017. Cash increased as of July 31, 2018, by $2,782 to $2,969, primarily caused by increased debt borrows in the year ending July 31, 2018.

Cash Flow

We fund our operations with cash received from advances from officer’s and related parties, debt, and issuances of equity.

 The following tables presents our cash flow for the years ended July 31, 2018 and 2017:

	Years ended
	July 31,		Change 2017
	2018	2017	Versus 2016
Cash Flows Used in Operating Activities	$(190,165)	$(151,671)	$(38,404)
Cash Flows Used in Investing Activities	(532)	(25,062)	24,530
Cash Flows Provided by Financing Activities	193,479	176,675	16,804
Net increase (decrease) in Cash During Period	$2,782	$(58)	$6,165

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Cash Flows from Operating Activities

We did not generate positive cash flows from operating activities for the year ended July 31, 2018.

For the years ended July 31, 2018, net cash flows used in operating activities consisted of a net loss of $6,139,400, reduced by depreciation of $25,464, stock-based compensation of $466,645, amortization of debt discount of $69,761, offset by a gain on change in derivative liabilities of $(86,444), loss on settlement of debts of $132,234, loss on impairment of assets of $5,222,000, and increased by a net increase in change of operating assets and liabilities of $109,314. For the year ended July 31, 2017, net cash flows used in operating activities consisted of a net loss of $385,708, reduced by depreciation of $10,491, stock-based compensation of $46,377, amortization of debt discount of $155,820, offset by a loss on change in derivative liabilities of $81,145, gain on settlement of debts of $197,761, loss on impairment of assets of $197,761, gain on conveyance of liabilities or $(79,110) and increased by a net increase in change of operating assets and liabilities of $18,656.

Cash Flows from Investing Activities

For the year ended July 31, 2018, net cashflows used in investing activities consisted of purchases of purchase of fixed assets of $532. For the year ending in July 31, 2017, net cashflows used in investing activities consisted of purchases of intangible assets of $5,062 and purchase of fixed assets of $20,000

Cash Flows from Financing Activities

For the year ended July 31, 2018, we received $65,000 from the sale of common stock and warrants, we received $186,660 from loans from related party, $58,000 from notes payable and used $104,381 for net repayments on related party debts and $11,800 for net repayments on notes payable. For the year ended July 31, 2017, we received $134,113 from loans from related party, $92,500 from convertible notes and used $49,938 for net repayments on related party debts.

Anticipated Cash Requirements

We estimate that our expenses to further implement our plan of operations over the next 12 months, will be approximately $3,810,000 as described in the table below. These estimates may change significantly depending on the nature of our future business activities and our ability to raise capital from shareholders or other sources. We further anticipate incurring additional costs and expenses for accounting, legal, and other miscellaneous fees relating to compliance with SEC requirements and the filing of the registration statement of which this prospectus forms a part.

Description	Estimated Expenses
Legal, Accounting & Other Registration Expenses	$200,000
Costs Associated with Being a Public Company	200,000
Trade Shows and Travel	400,000
Website Development	120,000
Rent	70,000
Advertising and Marketing	750,000
Staffing	770,000
General Working Capital	800,000
Cash Reserves	500,000
Total	$3,810,000

Given that our cash needs are strongly driven by our growth requirements, we also intend to maintain a reserve sum for other risk contingencies that may arise.

We intend to meet our cash requirements for the next 12 months through the use of the cash we have on hand and through business operations, future equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares. We currently do not have any other arrangements in place to complete any private placement financings and there is no assurance that we will be successful in completing any such financings on terms that will be acceptable to us.

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Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with U.S. generally accepted accounting principles (“GAAP”) and the Company’s discussion and analysis of its financial condition and operating results require the Company’s management to make judgments, assumptions and estimates that affect the amounts reported in its consolidated financial statements and accompanying notes. Note 3, “Summary of Significant Accounting Policies,” of the Notes to Consolidated Financial Statements included in this Form 10, describes the significant accounting policies and methods used in the preparation of the Company’s consolidated financial statements. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates, and such differences may be material.

Management believes the Company’s critical accounting policies and estimates are those related to revenue recognition. Management considers these policies critical because they are both important to the portrayal of the Company’s financial condition and operating results, and they require management to make judgments and estimates about inherently uncertain matters. The Company’s management has reviewed these critical accounting policies and related disclosures.

Principles of Consolidation – The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

Use of Estimates – The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include estimates used to review the Company’s goodwill, impairments and estimations of long-lived assets, revenue recognition on percentage of completion type contracts, allowances for uncollectible accounts, inventory valuation, and the valuations of non-cash capital stock issuances. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable in the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Cash and Cash Equivalents – For purposes of the statement of cash flows, the Company considers all highly liquid investments and short-term instruments with original maturities of three months or less to be cash equivalents.

Fair Value of Financial Instruments – The carrying amounts reflected in the balance sheets for cash, accounts payable and accrued expenses approximate the respective fair values due to the short maturities of these items.

As required by the Fair Value Measurements and Disclosures Topic of the FASB ASC, fair value is measured based on a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

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The three levels of the fair value hierarchy are described below:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2: Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

Revenue Recognition:

Product Sales – Revenues from the sale of products are recognized when title to the products are transferred to the customer and only when no further contingencies or material performance obligations are warranted, and thereby have earned the right to receive reasonably assured payments for products sold and delivered.

Costs of Revenue – Costs of revenue includes raw materials, component parts, and shipping supplies. Shipping and handling costs is not a significant portion of the cost of revenue.

Goodwill and Intangible Assets – The Company follows Financial Accounting Standard Board’s (FASB) Codification Topic 350-10 (“ASC 350-10”), “Intangibles – Goodwill and Other.” According to this statement, goodwill and intangible assets with indefinite lives are no longer subject to amortization, but rather an annual assessment of impairment by applying a fair-value based test. Fair value for goodwill is based on discounted cash flows, market multiples and/or appraised values as appropriate. Under ASC 350-10, the carrying value of assets are calculated at the lowest level for which there are identifiable cash flows.

Long-Lived Assets – In accordance with the Financial Accounting Standards Board ("FASB") Accounts Standard Codification (ASC) ASC 360-10, "Property, Plant and Equipment," the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

Segment Reporting – Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the chief operating decision maker, or decision-making group, in deciding the method to allocate resources and assess performance. The Company currently has one reportable segment for financial reporting purposes, which represents the Company's core business.

Income Taxes – The Company accounts for its income taxes in accordance with FASB Codification Topic ASC 740-10, “Income Taxes”, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Stock-Based Compensation – The Company follows the guidelines in FASB Codification Topic ASC 718-10 “Compensation-Stock Compensation”, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and employee stock purchases related to an Employee Stock Purchase Plan based on the estimated fair values.

Earnings (Loss) Per Share – The Company reports earnings (loss) per share in accordance with FASB Codification Topic ASC 260-10 “Earnings Per Share.” Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented since the effect of the assumed exercise of options and warrants to purchase common shares (common stock equivalents) would have an anti-dilutive effect.

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Emerging Growth Company

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

Recently Issued Accounting Pronouncements

We do not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position, or cash flows.

Seasonality

We do not expect our sales to be impacted by seasonal demands for our products and services.

Item 3. Properties.

Currently the Company leases approximately 1,000 square feet shared mixed-use office and living space in San Diego, California, from our CEO, Mr. Romanek at a monthly rent of $3,500, The lease includes all utilities and is effective on a month to month basis.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following tables set forth, as of April 30, 2019, certain information concerning the beneficial ownership of our capital stock, including our common stock, and Series A Preferred Stock, and Series B Preferred Stock, by:

•	each stockholder known by us to own beneficially 5% or more of any class of our outstanding stock;
•	each director;
•	each named executive officer;
•	all of our executive officers and directors as a group; and
•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of any class of our outstanding stock.

As of April 30, 2019, the Company had authorized 500,000,000 shares of common stock and 10,000,000 shares of preferred stock, with 3,000,000 shares of preferred stock designated as Series A Preferred Stock, and 165,000 shares of preferred stock designated as Series B Preferred Stock. There were 13,771,032 shares of common stock, 220,000 shares of Series A Preferred Stock, and 16,500 shares of Series B Preferred Stock outstanding as of April 30, 2019. Each share of Series A Preferred Stock is convertible into 100 shares of common stock, and each share entitles the holder thereof to 100 votes per share. Each share of Series B Preferred Stock is convertible one year following issuance at a variable conversion rate equal to the stated price of $1.00 divided by the prior day’s closing price of the Company’s common stock as quoted on the OTC Link, LLC operated by OTC Markets Group, Inc.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 30, 2019, are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, we believe the persons and entities included in the below table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable, and their address is c/o the Company at 645 Front St., #2202, San Diego, California, 92101.

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Security Ownership of Certain Beneficial Owners & Management

Title of Class	Name and Address of Beneficial Owner	Amount and nature of beneficial ownership	Percent of Class
Common Stock	Brandon Romanek	10,531,632	76.5%
Series A Preferred Stock	Brandon Romanek	200,000	90.9%
Series A Preferred Stock	Enzo Villani	13,000	5.9%
Series B Preferred Stock	Carlos Escamilla & Daniel Jones	16,500	100%

___________

Item 5. Directors and Executive Officers.

The names, ages, positions, periods served of the Company’s present directors are set forth in the following table:

Name	Age	Positions	Period of Service Began
Brandon Romanek	44	CEO, President, CFO, Secretary, Director (1)	January 12, 2017
Enzo Villani	48	Director (1)	April 25, 2019

__________

(1) All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

There are no agreements with respect to electing directors. The Board of Directors appoints officers annually and each executive officer serves at the discretion of the Board of Directors. The Company does not have any standing committees at this time, and due to its small size does not believe that committees are necessary at this time. As of the date of this Registration Statement, the Company’s Board fulfills the duties of an audit committee. None of the directors held any directorships during the past five years in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such act, or of any company registered as an investment company under the Investment Company Act of 1940.

Director and Officer Biographical Information

Brandon Romanek

Brandon Romanek’s background in brokerage firms, hedge funds, institutions, money management, and trading prepared him for the task of building THC Therapeutics. Beginning in 1999, Mr. Romanek traded with Wedbush, Merrill Lynch other brokerage firms using portfolio margin. Mr. Romanek has traded on many platforms including Real Tick, Sterling, LightSpeed, and Firetip. From 2002-2006, Mr. Romanek traded CFD’s with the CMC Markets in Toronto. From 2008, Mr. Romanek was a commodities trader in the precious metals markets. He was a broker dealer in physical metals from 2009-2011, mostly doing business with Amark, a publicly traded metals dealer. Mr. Romanek is also founder and CEO of SBR Asset Management. Mr. Romanek became the CEO and director of the Company in January of 2017, and he has not been the director of any other public company during the past five years. We believe that Mr. Romanek’s financial markets background makes him a valuable member of our Board of Directors.

Enzo Villani

Fiorenzo “Enzo” Villani has raised over $500 million in funding, completing M&A transactions and venture funding from private equity, venture capital funds, and the public markets during his career. He is also the founder and Managing Partner of Thrust Capital, Ltd. Previously, Mr. Villani was Managing Director, Strategy, for the NASDAQ, where he co-founded NASDAQ Global Corporate Solutions Group and where he completed the first two acquisitions to form the group. After spending six years at NASDAQ, he co-founded and became Chief Strategy Officer for a corporate communications investment fund, where he completed a $200 million strategic M&A roll-up of five Tier-1 communications firms, including DF King & Co. He has completed over 15 acquisitions over 6 continents. Mr. Villani was also CEO of Equities.com, the world’s largest middle-market and emerging growth company content publisher, growing the business 300% over three years. Mr. Villani is currently the Managing Partner at Transform Group, and Mr. Villani has lead companies that have serviced numerous public companies with digital investor relations, proxy solicitation, investor targeting, and shareholder communications. Mr. Villani holds an MBA from Cornell University. We believe that Mr. Villani’s financial and capital markets background makes him a valuable member of our Board of Directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

(1) had a petition under the Federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

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(2) has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) has been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) Engaging in any type of business practice; or

(iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4) has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in (3)(i) above, or to be associated with persons engaged in any such activity;

(5) has been found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(6) has been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7) has been the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i) Any Federal or State securities or commodities law or regulation; or

(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8) has been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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Item 6. Executive Compensation.

Summary Compensation Table

The following table sets forth, for the fiscal years ended July 31, 2018 and July 31, 2017, certain information regarding the compensation earned by the Company’s named executive officers.

Summary Compensation Table

Name and Principal Position	Fiscal Year Ended July 31,	Salary($)	Total ($)
Brandon Romanek, CEO/CFO (1)	2018	$61,705	$61,705
	2017	-	-
Jamie Mann, CEO/CFO (2)	2018	$-	$-
	2017	17,712	$17,712

___________

(1)	Mr. Romanek was appointed as CEO of the Company on January 12, 2017.
(2)	Mr. Mann was the former CEO and CFO of the Company until January 12, 2017, when he resigned and Mr. Romanek was appointed as the sole officer and director of the Company.

Director Compensation

On April 25, 2019, Fiorenzo “Enzo” Villani was appointed a member of the Company’s Board of Directors.  The Company issued 13,000 shares of the Company’s Series A Preferred Stock to Mr. Villani in consideration of his appointment as a member of the Company’s Board of Directors. The shares were deemed fully earned at the date of grant. In accordance with ASC 820, the Company valued the shares issued based upon the unadjusted quoted prices of its common stock on the execution date of the agreement to which the preferred stock issued as consideration are convertible and determined the value to be $13.55 per common share or $1,355 per preferred share or $17,615,000.  He will also be issued 1,661 shares of the Company’s common stock per quarter beginning July 31, 2019.

No other directors receive compensation for serving as a Director of the Company.

Employment Agreements

Except for the following agreements, the Company does not have any written agreements with any of its executive officers or directors.

On November 1, 2017, we entered into an employment agreement with Brandon Romanek, our Chief Executive Officer. In accordance with this agreement, Mr. Romanek provides services to the Company in exchange for $78,000 per year plus vacation and bonuses as approved annually by the board of directors, as well as reimbursement of expenses incurred.

On February 1, 2019, we amended the employment agreement with Brandon Romanek, our Chief Executive Officer. In accordance with this agreement, Mr. Romanek provides services to the Company in exchange for $178,000 per year plus vacation and bonuses as approved annually by the board of directors, as well as reimbursement of expenses incurred. Pursuant to the original and amended employment agreement, Mr. Romanek’s employment can be terminated by either the Company or Mr. Romanek at any time, but if the Company terminates Mr. Romanek for a reason other than total disability or “Cause” or if Mr. Romanek terminates his employment for “Good Reason” in the absence of Cause, then the Company is obligated to pay Mr. Romanek (i) a severance payment equal to 18 months’ salary plus one years’ incentive compensation bonus, and (ii) a pro rata portion of the bonus that Mr. Romanek would have received for the portion of the year that Mr. Romanek was employed, and any unvested equity compensation awards will immediately vest. “Cause” is generally defined as (i) willful failure to perform material duties, (ii) willful and gross misconduct, (iii) conviction or plea of no contest to the commission of a felony or any misdemeanor that is a crime of moral turpitude, (iv) breach of the non-competition, non-solicitation or confidentiality covenants in the employment agreement , or (v) any other willful act having the intended effect of injuring the reputation, business or business relationships of the Company or its affiliates. “Good Reason” is generally defined as a (i) a material reduction in the employee’s base salary or a material reduction in annual incentive compensation opportunity, in each case other than any isolated or inadvertent failure by Company that is not in bad faith and is cured within 30 business days after the employee gives Company notice of such event, (ii) a material diminution the employee’s title, duties and responsibilities, other than any isolated or inadvertent failure by Company that is not in bad faith and is cured within 30 business days after the employee gives Company notice of such event , (iii) a transfer of the employee’s primary workplace by more than 50 miles from his current workplace, or (iv) the failure of a successor to the Company to have assumed the employment agreement obligations in connection with any sale of the business .

During the nine months ending April 30, 2019, the Company accrued $88,074 due to Mr. Romanek related to this agreement. As of April 30, 2019, Mr. Romanek has allowed the Company to defer all compensation earned to date related to his employment agreements totaling $149,780.

On April 25, 2019, the Company entered into a director agreement with Mr. Villani, with a term through the next annual meeting of the Company’s shareholders or Mr. Villani’s removal or resignation, and providing for the issuance of 13,000 shares of the Company’s Series A Preferred Stock to Mr. Villani at appointment, and 1,661 shares of the Company’s common stock per quarter beginning July 31, 2019. Pursuant to the director agreement with Mr. Villani, the Company cannot terminate the agreement with Mr. Villani without the approval of 75% of the members of the Company’s board of directors.

Stock Option Plan and other Employee Benefits Plans

The Company does not maintain a Stock Option Plan or other Employee Benefit Plans.

Overview of Compensation Program

We currently do not maintain a Compensation Committee of the Board of Directors. Until a formal committee is established, our entire Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Board of Directors ensures that the total compensation paid to the executives is fair, reasonable, and competitive.

Compensation Philosophy and Objectives

The Board of Directors believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company and that aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. As a result of the size of the Company, the Board evaluates both performance and compensation on an informal basis. Upon hiring additional executives, the Board intends to establish a Compensation Committee to evaluate both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative.

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Role of Executive Officers In Compensation Decisions

The Board of Directors makes all compensation decisions for, and approves recommendations regarding equity awards to, the executive officers and directors of the Company.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Transactions with Related Persons

Employment agreements

On November 1, 2017, we entered into an employment agreement with Brandon Romanek, our Chief Executive Officer. In accordance with this agreement, Mr. Romanek provides services to the Company in exchange for $78,000 per year plus vacation and bonuses as approved annually by the board of directors, as well as reimbursement of expenses incurred.

On February 1, 2019, we amended the employment agreement with Brandon Romanek, our Chief Executive Officer. In accordance with this agreement, Mr. Romanek provides services to the Company in exchange for $178,000 per year plus vacation and bonuses as approved annually by the board of directors, as well as reimbursement of expenses incurred.

During the nine months ending April 30, 2019, the Company accrued $88,074 due to Mr. Romanek related to this agreement. As of April 30, 2019, Mr. Romanek has allowed the Company to defer all compensation earned to date related to his employment agreements totaling $149,780.

On April 25, 2019, Fiorenzo “Enzo” Villani was appointed a member of the Company’s Board of Directors, and entered into a director agreement with him.  The Company issued 13,000 shares of the Company’s Series A Preferred Stock to Mr. Villani in consideration of his appointment as a member of the Company’s Board of Directors and pursuant to the director agreement. The shares were deemed fully earned at the date of grant. In accordance with ASC 820, the Company valued the shares issued based upon the unadjusted quoted prices of its common stock on the execution date of the agreement to which the preferred stock issued as consideration are convertible and determined the value to be $13.55 per common share or $1,355 per preferred share or $17,615,000.  He will also be issued 1,661 shares of the Company’s common stock per quarter beginning July 31, 2019, pursuant to Company’s director agreement with Mr. Villani.

On June 15, 2019, the Company entered into an employment agreement with Joshua Halford, a business development analyst for the Company, with an employment term through Mr. Halford’s removal or resignation, and providing for compensation as follows: (i) the issuance of 3,000 shares of the Company’s Series A Preferred Stock to Mr. Halford upon signing, (ii) $3,000 in compensation every other week, payable at the Company’s election in cash or in the form of common stock registered with the SEC on Form S-8 with a 50% bonus for stock issuances made in lieu of cash payments at the time of issuance (for example, if the Company filed a registration statement on Form S-8 in the future, the Company could elect to pay Mr. Halford the $3,000 biweekly payment by issuing Mr. Halford $4,500 of S-8 registered Company common stock at the then-current common stock price instead of making a $3,000 cash payment to Mr. Halford), (iii) 10% sales commissions, and (iv) three-year warrants to purchase Company common stock as follows: 200,000 shares of common stock at $7.50/share, 500,000 shares of common stock at $10.00/share, and 500,000 shares at $15.00/share.

Advances from related parties for the years ending July 31, 2018 and 2017

Our Chief Executive Officer and a shareholder, a relative of our Chief Executive Officer, have agreed to advance funds to the Company from time to time to support the ongoing operations of the Company. The advances are due within ten (10) days of demand and bear interest at 5% annually.

Advances from related parties consist of the following as of July 31, 2018:

	Principal as of	Years ending July 31, 2018		Principal as of	Accrued interest balance
	July 31, 2017	Funds advanced	Funds repaid	July 31, 2018	As of July 31, 2018
B. Romanek, President and CEO	$71,262	$114,072	$89,311	$96,023	$6,297
Shareholder Relative of our President and CEO	$6,025	72,588	15,070	63,543	1,431
TOTAL	$77,287	$186,660	$104,381	$159,566	$7,728

The former sole officer and director of the Company advanced the Company $6,888 during the year ending July 31, 2017.

Additional Advances from related parties during the nine months ending April 30, 2019 consists of the following:

	Principal as of	Nine months ending April 30, 2019		Principal as of	Accrued interest balance As of
	July 31, 2018	Funds advanced	Funds repaid	April 30, 2019	April 30, 2019
B. Romanek, President and CEO	$96,023	$82,654	$(106,713)	$71,960	$9907
Shareholder Relative of our President and CEO	63,543	6,850	-	70,363	4006
TOTAL	$159,566	$89,504	$(106,717)	$142,353	$13,913

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Conveyance of assets to former officer

On March 14, 2012, the Company entered into a License Purchase Agreement with Kouei International, Inc. The Company acquired the exclusive rights in North America and Europe to use the Tyrolysis™ technology owned by Kouei Industries Co., Ltd. of Japan. Kouei International holds these rights under license from Kouei Industries and, pursuant to the agreement, has assigned them to the Company. The Tyrolysis™ technology is a comprehensive ‘closed-loop’ solution for the management of scrap tires, which allows for all scrap tires to be either re-manufactured into new tires or reduced, through a carbonization process, into marketable chemical products such as diesel fuel, carbon black and syn-gas.

Under the terms of the agreement, the Company was required to pay a total of $525,000 of which $175,000 was due within 90 days of the closing of the agreement (which has been paid), as well as $175,000 due 90 days after the first payment and $175,000 due 90 days after the second payment has been made.

On May 30, 2012, Kouei Industries agreed to extend the second payment due date to June 30, 2013 and the third payment due date to September 30, 2013. All other terms of the agreement remained the same.

In addition, the Company is to pay a royalty of 3% of all revenues in respect of gross sales for a period of 5 years, and a royalty of $2.50 per remanufactured passenger tire and a royalty of $3.00 per remanufactured light truck and truck tire at the end of each month for a period of 5 years. There have been no revenues generated from the license agreement as of July 31, 2015.

On June 18, 2013, the Company entered into a settlement agreement with Kouei Industries forgiving the second and third payments discussed above totaling $350,000. The forgiveness of this debt was offset by the reduction of the value of the intangible asset recorded as part of this agreement.

During the year ended July 31, 2015, all of the intangible assets recorded as part of this agreement were fully impaired.

On January 4, 2017, the former sole officer and director assumed all assets related to the license agreement in exchange for assuming $79,110 liabilities.  A gain of $79,110 was recorded as a result of the transaction.

Asset purchase agreement with related parties

On January 20, 2017, the Company entered into an asset purchase agreement with its current officer and director, Brandon Romanek, under which it acquired certain patent and trademark applications and other intellectual property in exchange for 10,000,000 shares of common stock and 200,000 shares of Series A Preferred Stock.

Due to the common control nature of the transaction the Company recorded the assets at their historical carrying amounts in accordance with ASC 805-50-30. The shares issued as consideration were fair valued at $20,100,000, as a result the difference between the value of the proceeds transferred and the carrying amounts of the net assets received was recognized in additional paid-in capital.

The purchase price was allocated as follows:	Amount
Patents and patents pending	$13,717
Trademarks	1,000
Website and domain names	15,098
dHydronator® Prototype	27,100
Total historical costs of assets acquired	$56,915

Stock issuances to related parties

Issuances of Common and Preferred Stock for the year ended July 31, 2017

On January 23, 2017, the Company issued 10,000,000 shares of common stock and 200,000 shares of Series A Preferred Stock to our current officer and director, Brandon Romanek, as consideration under an asset purchase agreement with him.

Promoters and Certain Control Persons

None.

List of Parents

None.

Director Independence

The Company currently has one director, Mr. Romanek, who is the Company’s CEO and a current shareholder of the Company, and he is not independent under either board or committee independence standards. The Company does not have a compensation, nominating or audit committee.

Item 8. Legal Proceedings.

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not presently a party to any material litigation, nor to the knowledge of management is any litigation threatened against us, which may materially affect us, other than as set forth herein.

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Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

The Common Stock of the Company is currently trading on the OTC Link, LLC quotation board operated by OTC Markets Group, Inc., under the symbol “MBLC.” The following information reflects the high and low bid prices of the Company’s common stock on the OTC Link found on OTCMarkets.com.

Quarterly period	High	Low
Fiscal year ended July 31, 2017:
First Quarter	$0.0885	$0.02
Second Quarter	$0.3161	$0.0201
Third Quarter	$0.1.30	$0.112
Fourth Quarter	$0.5746	$0.3002

Fiscal year ended July 31, 2018:
First Quarter	$0.4149	$0.2151
Second Quarter	$1.94	$0.1965
Third Quarter	$0.9875	$0.301
Fourth Quarter	$0.72	$0.25

Holders

As of July 31, 2018, there were 129,985,891 shares of common stock outstanding (prior to adjustment for our reverse stock split), which were held by approximately eleven shareholders of record. In addition, there were 2,060,000 shares of our Series A Preferred Stock outstanding (prior to adjustment for our reverse stock split), which shares were held by two shareholders of record, and there were 165,000 shares of our Series B Preferred Stock outstanding, which shares were held by two shareholders of record.

As of April 30, 2019, there were 13,771,032 shares of common stock outstanding, which were held by approximately eighteen shareholders of record. In addition, there were 220,000 shares of our Series A Preferred Stock outstanding, which shares were held by four shareholders of record, and there were 165,000 shares of our Series B Preferred Stock outstanding, which shares were held by two shareholders of record.

Dividends

We have never paid cash dividends on any of our capital stock and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. We do not intend to pay cash dividends to holders of our common stock in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

The Company does not currently maintain any Equity Compensation Plans.

Item 10. Recent Sales of Unregistered Securities.

On July 20, 2016, the Company issued 320,057 shares of common stock of the Company to a former officer of the Company in exchange for $225,000 of accrued consulting fees due to that former officer.

On January 13, 2017, we entered into a convertible promissory note with a note holder who assumed two outstanding notes totaling $112,400. Interest under the convertible promissory note is 5% per annum, and the principal and all accrued but unpaid interest is due on January 13, 2018. The note is convertible at any time following the issuance date at noteholder’s option into shares of our common stock at a fixed conversion price of $0.001. On February 6, 2017, the holder of the note converted $10,000 of the principal of the note into 1,000,000 common shares of the Company at a conversion price of $0.10. On April 28, 2017, the note holder forgave the remaining balance principal of $102,400 and accrued interest of $1,507.

27

On January 23, 2017, the Company issued 10,000,000 shares of common stock and 200,000 shares of Series A Preferred Stock to our officer and director, Brandon Romanek, as consideration under an asset purchase agreement with him.

On May 9, 2017, the Company entered into a convertible promissory note pursuant to which we borrowed $92,500 from a third-party lender. The note carries an original issue discount of 7.5% ($7,500). Interest under the convertible promissory note is 6% per annum, and the principal and all accrued but unpaid interest is due on May 9, 2018. The note is convertible at any date after the issuance date at noteholder’s option into shares of our common stock at a variable conversion price of 65% of the lowest closing market price of our common stock during the previous 20 days to the date of the notice of conversion.

Also on May 9, 2017, the Company issued stock warrants to purchase 10,000 shares of its common stock to a third-party lender as part of a financing agreement. The warrants have a strike price of $7.50. The stock warrants were exercisable six-months from grant and have a life of 3 years.

On May 12, 2017, the Company issued 12,000 shares of Series A Preferred Stock and stock warrants to purchase 2,500 shares of its common. The warrants have a strike price of $20.00. The stock warrants were exercisable immediately and have a life of 3 years.  as consideration to the seller under an asset purchase agreement.

On June 6, 2017, the Company issued 4,500 shares of Series A Preferred Stock as consideration to a lender to settle a lien on assets acquired under the May 12, 2017, asset purchase agreement.

On June 12, 2017, the Company issued 20,000 shares of common stock to an investor relations firm for investor relations business advisory services rendered between June 15, 2017 and September 15, 2017.

On June 26, 2017, the Company issued 8,800 shares of common stock to a different investor relations firm for investor relations business advisory services rendered between July 1, 2017, and June 30, 2018.

On August 10, 2017, the Company issued 500 shares of common stock to a marketing consultant for production of marketing materials during the month of August 2017. The shares were fair valued at $1,740 at the date of grant.

On August 28, 2017, the Company issued 250 shares of common stock to the same marketing consultant for production of additional marketing materials during the month of August 2017. The shares were fair valued at $973 at the date of grant.

On October 13, 2017, the Company issued stock warrants to purchase 3,000 shares of its common stock to a third-party lender as part of a financing agreement. The warrants have a strike price of $20.00. The stock warrants were exercisable immediately upon grant and have a life of 3 years.

On November 27, 2017, the Company agreed to issue 5,000 shares of common stock to a legal advisor for services rendered during the three months ending October 2017. The shares were fair valued at $13,000 and deemed fully earned at the date of grant.

On December 16, 2017, the Company agreed to issue 16,250 shares of common stock to a financial consultant for accounting services. The shares were fair valued at $48,263 at the date of grant. The shares vest as follows: 10,000 shares vest on January 1, 2018; 2,500 shares vest upon completion of the audit of the fiscal years ending July 31, 2017 and 2016; 1,250 shares vest upon completion of the review of the Company’s financial statements for the quarter ending October 31, 2017; 1,250 shares vest upon completion of the January 31, 2018 review; and 1,250 shares vest upon filing of the Company’s April 30, 2018 review. The shares were recorded as stock payable until their issuance in November of 201 8 .

On February 15, 2018, the Company agreed to issue 15,000 shares of common stock to a legal advisor for services rendered during the three months ending January 31, 2019. The shares were fair valued at $102,000 ($6.80 per share) and deemed fully earned at the date of grant.

On March 5, 2018, the Company received $25,000 from an investor pursuant to a private placement agreement with the investor to purchase 6,250 shares of the Company’s common stock and 6,250 warrants to purchase shares of the Company’s common stock at $20.00 per share for a period of three years. If the Company’s common stock has closed for 20 consecutive trading days above $30.00 per share, the investor must exercise the warrant within 30 days. The shares were recorded as stock payable until their issuance in November of 201 8 .

On March 31, 2018, the Company entered into two agreements with BurstIQ Analytics Corporation, a Colorado corporation (“BurstIQ”), a Simple Agreement for Future Tokens (the “SAFT”) and Simple Agreement for Future Equity (the “SAFE”). Pursuant to the SAFT and the SAFE, the Company purchased (i) the right to a number of BIQ tokens equal to $2,500,000 divided by a 35% discount to the maximum price per token sold by BurstIQ to the public during a network launch, and (ii) the right to a number shares of BurstIQ’s preferred stock sold in a subsequent equity financing equal to $2,500,000 divided by a deemed $6.50 price per share, in consideration of the issuance of an aggregate of 500,000 shares of the Company’s common stock to BurstIQ. On May 3, 2019, we rescinded our acquisition agreements with BurstIQ, and BurstIQ agreed to return 500,000 shares of the Company’s common stock to the Company for cancellation.

28

On March 31, 2018, the Company and a lender agreed to settle a $30,000 promissory note and associated accrued interest of $3,473. The Company agreed to issue 9,500 shares of the Company’s common stock and warrants to purchase 19,500 shares of the Company’s common stock at $20.00 for a three-year term. In return for the consideration, the l ender agreed to release the Company from all amounts owed. The shares have not been issued and have been recorded as stock payable as of April 30, 2019 .

On April 6, 2018, the Company received $40,000 from an investor pursuant to a private placement agreement with the investor to purchase 10,000 shares of the Company’s common stock and 25,000 warrants to purchase shares of the Company’s common stock at $20.00 per share for a period of five years.

On April 10, 2018, the Company agreed to issue 5,000 shares of common stock to a new marketing consultant for investor relations services rendered. The shares were fair valued at $31,450 at the date of grant. The shares vested immediately upon issuance.

On June 1, 2018, the Company agreed to issue 5,000 shares of common stock to a financial consultant for accounting services rendered during the month of June 2018. The shares were fair valued at $17,550 at the date of grant. The shares vested immediately upon issuance.

On June 14, 2018, the Company issued 6,000 shares of the Company's Series A Preferred Stock, with each share convertible into 10 shares of the Company's common stock, to ImpactPPA Limited, a Bahamian company (“ImpactPPA”). In exchange, the Company received the right to $4,500,000 of ImpactPPA’s MPQ tokens and the right to purchase a 3% equity stake in ImpactPPA within four months of the closing date of this transaction. On June 26, 2019, we rescinded our acquisition agreement with ImpactPPA, and ImpactPPA agreed to return 6,000 shares of the Company’s Series A Preferred Stock to the Company for cancellation.

On June 30, 2018, the Company engaged a new consultant for business advisory services related to staffing and administrative services rendered during June 2018. The Consultant was issued 2-year cashless warrants to purchase 50,000 shares of the company’s common stock for $0.10 per share.

On July 31, 2018, the Company entered into a Common Stock Purchase Agreement with and closed on (i) the purchase of rights to 10,536,315 “IRON” cryptographic tokens of Robot Cache, S.L., a Spanish limited company (“Robot Cache”), and (ii) a right of first refusal to purchase up to 3% of the capital stock of Robot Cache in a subsequent equity financing, in consideration of the Company’s issuance of 600,000 shares of the Company’s common stock to Robot Cache, and non-cashless warrants to purchase 300,000 shares of the Company’s common. These non-cashless warrants are exercisable through the earlier of July 31, 2021, and the date that is 30 days after the date that the 5-day volume-weighted average price of the Company’s common stock exceeds the exercise price for the warrants by 25%. The exercise price for the warrants is staggered as follows: 50,000 shares at $7.50/share, 50,000 shares at $10.00/share, 50,000 shares at $15.00/share, 50,000 shares at $20.00/share, and 100,000 shares at $50.00/share. On June 26, 2019, we rescinded our acquisition agreements with Robot Cache, and Robot Cache agreed to return 600,000 shares of the Company’s common stock to the Company for cancellation, and the warrants were canceled.

On August 27, 2018, the Company agreed to issue 1,000 shares of the Company's Series A Preferred Stock to a legal advisor for services rendered in the quarter ending October 31, 2018.  The shares were deemed fully earned at the date of grant.  In accordance with ASC 820, the Company valued the shares issued based upon the unadjusted quoted prices of its common stock on the execution date of the agreement to which the preferred stock issued as consideration are convertible and determined the value to be $3.148 per common share or $314.80 per preferred share or $314,800.

On September 28, 2018, the Company agreed to issue 50,000 shares of common stock to a financial consultant for accounting services rendered during the quarter ending October 31, 2018. The shares were fair valued at $35,000 at the date of grant. The shares vested immediately upon issuance. 50 shares have not been issued and have been recorded as stock payable as of April 30, 2019

On November 28, 2018, the Company agreed to issue 25,000 shares of common stock to a health care consultant for services rendered as the Company’s medical director during the quarter ended January 31, 2019. The shares were fair valued at $26,225 at the date of grant. The shares vested immediately upon issuance. As of April 30, 2019, the shares had not yet been issued.

On November 29, 2018, the Company agreed to issue 15,000 shares of common stock and 20,000 warrants to purchase shares of the Company’s common stock at a price of $5.00 for a period of two years to a new business advisory consultant for convention management consulting services rendered during the quarter ended January 31, 2019. The shares and warrants were fair valued at $35,089 at the date of grant. The shares vested immediately upon issuance. 12,500 shares were issued and 2,500 shares remain payable to the Consultant and are recorded as stock payable as of April 30, 2019.

On November 29, 2018, the Company agreed to issue 12,500 shares of common stock and 20,000 warrants to purchase shares of the Company’s common stock at a price of $5.00 for a period of two years to a new business advisory consultant for research and development services rendered during the quarter ended January 31, 2019. The shares and warrants were fair valued at $32,567 at the date of grant. The shares vested immediately upon issuance.

On January 4, 2019, the Company and a lender agreed to settle a $10,747 promissory note and associated accrued interest of $1,373. The Company agreed to issue 99,880 shares of the Company’s common stock. In return for the consideration the lender agreed to release the Company from all amounts owed. 80 shares have not been issued and have been recorded as stock payable as of April 30, 2019.

On January 29, 2019, the Company agreed to issue 100,000 shares of common stock to a new business advisory consultant for business development services rendered in the quarter ending January 31, 2019. The shares were fair valued at $70,000 at the date of grant. The shares vested immediately upon issuance.

29

On February 14, 2019, the Company issued 60,000 shares of common stock to a new investor relations advisory firm for services rendered for February 2019. The shares were fair valued at $ 78 ,000 at the date of grant. The shares vested immediately upon issuance.

On March 14, 2019, the Company issued 50,000 shares of common stock to the same investor relations advisory firm for services rendered for March 2019. The shares were fair valued at $ 339,000 at the date of grant. The shares vested immediately upon issuance.

On April 14, 2019, the Company issued 50,000 shares of common stock to the same investor relations advisory firm for services rendered for April 2019. The shares were fair valued at $547,500 at the date of grant. The shares vested immediately upon issuance.

On April 25, 2019, a lender elected to convert principal and accrued interest of $150,000 and $5,474, respectively into 304,042 shares of the Company’s common stock in accordance with the rights under their convertible promissory note dated January 4, 2019.

  On April 25, 2019, Fiorenzo “Enzo” Villani was appointed a member of the Company’s Board of Directors.  The Company issued 13,000 shares of the Company’s Series A Preferred Stock to Mr. Villani in consideration of his appointment as a member of the Company’s Board of Directors. The shares were deemed fully earned at the date of grant. In accordance with ASC 820, the Company valued the shares issued based upon the unadjusted quoted prices of its common stock on the execution date of the agreement to which the preferred stock issued as consideration are convertible and determined the value to be $13.55 per common share or $1,355 per preferred share or $17,615,000.

On May 27, 2019, a lender elected to convert $68,932 of principal and $17,042 of accrued interest into 18,499 shares of the Company common stock in accordance with the rights under their convertible promissory note dated May 9, 2017.

On June 7, 2019, a lender elected to convert the remaining $35,000 of principal, $30,000 in default principal and $16,384 of accrued interest into 26,596 shares of the Company common stock in accordance with the rights under their convertible promissory note dated May 9, 2017, fully converting the note such that it is no longer outstanding.

The securities described above issued upon conversion of debt were issued pursuant to the exemption from the registration requirements of the Securities Act of 1933 relying on Section 3(a)(9) of the Securities Act of 1933 as the shares were issued in exchange for debt securities of the Company held by the lender, there was no additional consideration for the exchange, and there was no remuneration for the solicitation of the exchange. The other issuances described above were issued or will be issued pursuant to exemptions from the registration requirements of the Securities Act of 1933 relying on Section 4(a)(2) of the Securities Act of 1933 and/or upon Rule 506(b) of Regulation D promulgated under the Securities Act of 1933 as there was no general solicitation, and the transactions did not involve a public offering.

Item 11. Description of Registrant’s Securities to be Registered.

We are registering on this Registration Statement only our common stock, the terms of which are described below. However, because our preferred stock will remain outstanding following the effectiveness of this Registration Statement, we also describe below the terms of our preferred stock to the extent such terms qualify the rights of our common stock.

As of April 30, 2019, the Company had authorized 500,000,000 shares of common stock and 10,000,000 shares of preferred stock, with 3,000,000 shares of preferred stock designated as Series A Preferred Stock, and 165,000 shares of preferred stock designated as Series B Preferred Stock.

Common Stock

Subject to the voting rights of the Company’s preferred stock, at any meeting of the shareholders, every shareholder of common stock is entitled to vote and may vote in person or by proxy authorized by an instrument in writing filed in accordance with the procedure established for the meeting.

Each shareholder shall have one vote for every share of stock entitled to vote, which is registered in his name on the record date for the meeting, except as otherwise required by law or the Articles of Incorporation.

All elections of directors shall be determined by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. Except as otherwise required by law or the Articles of Incorporation, all matters other than the election of directors shall be determined by the affirmative vote of the holders of a majority of the shares entitled to vote on that matter and represented in person or by proxy at a meeting of shareholders at which a quorum is present.

The Company’s Articles of Incorporation do not provide for cumulative voting or preemptive rights.

Preferred Stock

Holders of the Series A Preferred Stock are entitled at their option to convert their preferred shares into common stock at a conversion rate of one hundred (100) shares of common stock for every one (1) share of Series A Preferred Stock. The holders are further entitled to vote together with the holders of the Company’s common stock on all matters submitted to shareholders at a rate of one hundred (100) votes for each share held. The holders are entitled to equal rights with our common stockholders as it relates to liquidation preference, with each share of Series A Preferred Stock treated as if all shares of Series A Preferred Stock had been converted to common stock immediately prior to a liquidation distribution.

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Holders of Series B Preferred Stock are entitled to a liquidation preference on the stated value of $1.00 per share. The shares carry a mandatory conversion provision, with all shares of Series B Preferred Stock convertible by the Company one year from issuance, at a variable conversion rate equal to the stated price of $1.00 divided by the prior day’s closing price as quoted on OTC Markets. Holders of Series B Preferred Stock are not entitled to any voting or dividend rights.

Convertible Instruments

The following is a description of the material terms of our convertible instruments which remain outstanding as of April 30, 2019:

On May 9, 2017, we entered into a convertible promissory note pursuant to which we borrowed $92,500. The note carries an original issue discount of 7.5% ($7,500). Interest under the convertible promissory note is 6% per annum, and the principal and all accrued but unpaid interest is due on May 9, 2018. The note is convertible at any date after the issuance date at the noteholder’s option into shares of our common stock at a variable conversion price of 65% of the lowest closing market price of our common stock during the previous 20 days to the date of the notice of conversion. The Company recorded a debt discount in the amount of $100,000 in connection with the original issue discount and the initial valuation of the derivative liability of the Note to be amortized utilizing the effective interest method of accretion over the term of the Note. During the quarter ending April 30, 2019, the noteholder notified the Company that it had elected to enforcing certain default rights.  As a result, the principal amount of the note increased by $33,932 and the interest rate increased to 16%.  They further notified the Company that they had chosen to waive all other default rights.  This note has been fully converted as of July 31, 2019.

On April 4, 2019, we entered into a master convertible promissory note pursuant to which we may borrow up to $250,000 in $50,000 tranches. On April 19, 2019, we borrowed the first tranche of $50,000, net of debt issuance costs and investor legal fees of $7,000, resulting in the Company receiving $43,000. On June 19, 2019, we borrowed the second tranche of $50,000, net o f debt issuance costs and investor legal fees of $7,000, resulting in the Company receiving $43,000. Interest under the convertible promissory note is 10% per annum, and the principal and all accrued but unpaid interest is due on April 4, 2020. The note is convertible at any date after the issuance date at the noteholder’s option into shares of our common stock at a variable conversion price equal to the lesser of (i) the lowest Trading Price during the previous twenty-five (25) Trading Day period ending on the latest complete Trading Day prior to the date of this Note or (ii) Variable Conversion Price of 60% multiplied by the lowest Trading Price for the Common Stock during the twenty-five (25) Trading Day period ending on the last complete Trading Day prior to the Conversion Date.

On May 1, 2019, we entered into a convertible promissory note pursuant to which we borrowed $200,000.   Interest under the convertible promissory note is 10% per annum, and the principal and all accrued but unpaid interest is due on May 1, 2021. The note is convertible six months after the issuance date at the noteholder’s option into shares of our common stock at a Variable Conversion Price of 65% multiplied by the lowest Trading Price for the Common Stock during the ten (10) Trading Day period ending on the last complete Trading Day prior to the Conversion Date.

On June 20, 2019, we entered into a convertible promissory note pursuant to which we borrowed $291,108, net of an Original Issue Discount (“OID”) of $36,108 and investor legal expenses of $5,000 resulting in the Company receiving $250,000.  Interest under the convertible promissory note is 8% per annum, and the principal and all accrued but unpaid interest is due on June 20, 2020. The note is convertible at any date after the issuance date at the noteholder’s option into shares of our common stock at a variable conversion price equal to $8.80.

Warrants

On May 9, 2017, the Company issued to the convertible note lender described in the preceding paragraph, warrants to purchase 10,000 shares of the Company’s common stock. The warrants have a strike price of $7.50. The stock warrants were exercisable six-months from grant and have a life of 3 years.

On May 12, 2017, the Company issued stock warrants to purchase 2,500 shares of its common stock as consideration to the seller under an asset purchase agreement. The warrants have a strike price of $20.00. The stock warrants were exercisable immediately and have a life of 3 years.

On October 13, 2017, the Company issued warrants to purchase 3,000 shares of Company’s common stock to a third-party lender. The warrants have a strike price of $20.00. The warrants were exercisable immediately upon grant and have a life of 3 years.

On March 5, 2018, the Company issued to an investor warrants to purchase 6,250 shares the Company’s common stock at $20.00 per share for a period of three years. If the Company’s common stock has closed for 20 consecutive trading days above $30.00 per share, the investor must exercise the warrant within 30 days.

On March 31, 2018, the Company agreed to issue to a lender warrants to purchase 19,500 shares of the Company’s common stock at $20.00 for a three-year term.

On April 6, 2018, the Company issued to an investor warrants to purchase 25,000 shares of the Company’s common stock at $20.00 per share for a period of five years.

On July 31, 2018, the Company entered into a Common Stock Purchase Agreement with and closed on (i) the purchase of rights to 10,536,315 “IRON” cryptographic tokens of Robot Cache, S.L., a Spanish limited company (“Robot Cache”), and (ii) a right of first refusal to purchase up to 3% of the capital stock of Robot Cache in a subsequent equity financing, in consideration of the Company’s issuance of 600,000 shares of the Company’s common stock to Robot Cache, and non-cashless warrants to purchase 300,000 shares of the Company’s common. These non-cashless warrants are exercisable through the earlier of July 31, 2021, and the date that is 30 days after the date that the 5-day volume-weighted average price of the Company’s common stock exceeds the exercise price for the warrants by 25%. The exercise price for the warrants is staggered as follows: 50,000 shares at $7.50/share, 50,000 shares at $10.00/share, 50,000 shares at $15.00/share, 50,000 shares at $20.00/share, and 100,000 shares at $50.00/share. On June 26, 2019, we rescinded our acquisition agreements with Robot Cache, and Robot Cache agreed to return 600,000 shares of the Company’s common stock to the Company for cancellation, and the warrants were canceled.

On November 29, 2018, Company issued 20,000 stock warrants to a consultant for co nvention management services rendered during the quarter ended January 31, 2019.

On November 29, 2018, Company issued 20,000 stock warrants to a consultant for research and development services rendered during the quarter ended January 31, 2019.

On January 4, 2019, the Company issued stock warrants to purchase 150,000 shares of its common stock to a lender as part of a financing agreement. The warrants have a strike price of $1.00. The stock warrants are exercisable any time after issuance and have a life of 5 years.

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On April 4, 2019, the Company issued stock warrants to purchase 5,000 shares of its common stock to a lender as part of a financing agreement. The warrants have a strike price of $10.00. The stock warrants are exercisable any time after issuance and have a life of 3 years. The value the warrants is embedded in the debt discount of the associated convertible promissory note. The valuation of the debt discount associated with the warrants was $36,247 which was made using the following assumptions: stock price at grant: $7.25; exercise price: $10.00; term: 3 years; risk-free interest rate: 2.49%; volatility: 459%.

Item 12. Indemnification of Directors and Officers.

Our Articles of Incorporation and bylaws both provide for the indemnification of our officers and directors to the fullest extent permitted by the Nevada Revised Statutes. These provisions state that certain persons (hereinafter called “lndemnitees”) may be indemnified by a Nevada corporation pursuant to the provisions of applicable law, namely, any person (or the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Company will indemnify the Indemnitees in each and every situation where the Company is obligated to make such indemnification pursuant to the aforesaid statutory provisions. The Company will also indemnify the Indemnitees in each and every situation where, under the aforesaid statutory provisions, the Company is not obligated, but is nevertheless permitted or empowered, to make such indemnification. Before making such indemnification with respect to any situation covered under the foregoing sentence, the Company will make a determination as to whether each Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that such Indemnitee’s conduct was unlawful. No such indemnification shall be made (where not required by statute) unless it is determined that such Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that such Indemnitee’s conduct was unlawful.

Item 13. Financial Statements and Supplementary Data.

The information required by this item may be found beginning on page F-1 of this Registration Statement and are incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

We have had no disagreements with our independent auditors on accounting or financial disclosures.

Item 15. Financial Statements and Exhibits.

(a) Financial Statements

Financial Statements:

For the Years Ended July 31, 2018 and 2017

Report of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of July 31, 2018 and 2017

Consolidated Statements of Operations for the years ended July 31, 2018 and 2017

Consolidated Statements of Changes in Stockholders’ Deficit for the years ended July 31, 2018 and 2017

Consolidated Statement of Cash Flows for the years ended July 31, 2018 and 2017

Notes to Consolidated Financial Statements

For the Periods Ended January 31, 2019

Consolidated Balance Sheets at April 30, 2019 (unaudited), and July 31, 2018

Consolidated Statement of Operations for the three and nine months ended April 30, 2019, and April 30, 2018 (unaudited)

Consolidated Statement of Stockholders Deficit for the nine months ended April 30, 2019, and April 30, 2018 (unaudited)

Consolidated Statement of Cash Flows for the nine months ended April 30, 2019, and April 30, 2018 (unaudited)

Notes to Financial Statements (Unaudited)

(b) Exhibits.

See the Exhibit Index attached hereto which is incorporated by reference.

32

THC THERAPEUTICS INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	April 30, 2019	July 31, 2018
ASSETS
Current assets
Cash	$32,344	$2,969
Total current assets	32,344	2,969

Fixed Assets, net	42,475	58,297
Intangible Assets, net	26,188	28,287
Rights to Robotcache Coins	-	2,429,981

Total assets	101,007	2,519,534

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued liabilities	$195,583	$178,165
Accrued liabilities due to related parties	163,693	7,728
Advances from related parties	142,353	159,566
Notes payable	48,200	76,200
Convertible Notes payable, net	138,864	100,000
Derivative liability	349,939	59,785
Total current liabilities	1,038,632	581,444

Total liabilities	1,038,632	581,444

Stockholders' equity (deficit)
Common stock; $0.001 par value; 500,000,000 shares authorized; 13,771,032 and 13,004,740 shares issued and outstanding as of April 30, 2019 and July 31, 2018, respectively	13,771	13,005
Preferred stock; $0.001 par value; 10,000,000 shares authorized; 236,500 and 222,500 series A and B shares issued and outstanding as of April 30, 2019 and July 31, 2018, respectively
Preferred A stock; $0.001 par value; 3,000,000 shares authorized; 220,000 and 206,000 shares issued and outstanding as of April 30, 2019 and July 31, 2018, respectively	220	206
Preferred B stock; $0.001 par value; 16,500 shares authorized; 16,500 and 16,500 shares issued and outstanding as of April 30, 2019 and July 31, 2018, respectively	17	17
Stock payable	128,180	190,245
Additional paid-in capital	34,427,625	11,128,689
Accumulated deficit	(35,507,438)	(9,394,072)
Total stockholders' equity (deficit)	(937,625)	1,938,090

Total liabilities and stockholders' equity (deficit)	$101,007	$2,519,534

The accompanying notes are an integral part of these financial statements.

F-1

THC THERAPEUTICS INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended		For the Nine Months Ended
	April 30, 2019	April 30, 2018	April 30, 2019	April 30, 2018

Revenues	$-	$-	$-	$-

Cost of revenues	-	-	-	-

Gross profit	-	-	-	-

Operating expenses
Professional fees	35,424	23,192	90,836	46,336
Consulting fees	18,579,500	135,486	19,093,383	257,641
Payroll expense	46,937	20,569	88,074	41,137
General and administrative expenses	25,009	41,142	76,667	108,191
Depreciation and amortization	6,232	6,213	19,116	19,012
Total operating expenses	18,693,102	226,602	19,368,076	472,317

Loss from operations	(18,693,102)	(226,602)	(19,368,076)	(472,317)

Other income (expense)
Gain/(loss) on change in derivative liability	(3,237,594)	11,273	(4,051,115)	39,274
Gain/(loss) on settlement of debts	-	-	(37,500)	(132,234)
Impairment expense	-	-	(2,429,981)	-
Interest Expense	(200,393)	(28,729)	(226,694)	(88,622)
Total other income (expense)	(3,437,987)	(17,456)	(6,745,290)	(181,582)

Net income (loss)	$(22,131,089)	$(244,058)	$(26,113,366)	$(653,899)

Basic income (loss) per common share	$(1.66)	$(0.02)	$(1.99)	$(0.05)

Basic weighted average common shares outstanding	13,309,529	12,063,758	13,127,462	11,938,914

The accompanying notes are an integral part of these financial statements.

F-2

THC THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS DEFICIT

(UNAUDITED)

For the Nine Months Ended April 30, 2018

	Preferred A Stock		Preferred B Stock		Common Stock		Additional Paid-in	Stock	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Payable	Deficit	Deficit
Balance, July 31, 2017	200,000	200	16,500	17	11,878,990	11,879	3,046,707	-	(3,254,672)	(195,869)
Shares for services	-	-	-	-	25,750	26	149,137	48,263	-	197,426
Shares issued for cash investments	-	-	-	-	-	-	-	65,000	-	65,000
Imputed interest	-	-	-	-	-	-	2,121	-	-	2,121
Debt discount	-	-	-	-	-	-	7,590	-	-	7,590
Shares issued for settlement of debt	-	-	-	-	-	-	106,275	59,432	-	165,707
Shares issued for equity investments	-	-	-	-	250,000	250	1,563,750	-	-	1,564,000
Shares issued for investments in coin offerings			-	-	250,000	250	1,563,750	-	-	1,564,000
Net loss	-	-	-	-	-	-	-	-	(653,899)	(653,899)
Balance, April 30, 2018	200,000	200	16,500	17	12,404,740	12,405	6,439,330	172,695	(3,908,571)	2,716,076

For the Nine Months Ended April 30, 2019

	Preferred A Stock		Preferred B Stock		Common Stock		Additional Paid-in	Stock	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Payable	Deficit	Deficit
Balance, July 31, 2018	206,000	206	16,500	17	13,004,740	13,005	11,128,689	190,245	(9,394,072)	1,938,090
Shares and warrants for services	14,000	14	-	-	356,200	356	19,129,900	(37,065)	-	19,093,205
Shares and warrants issued for cash investments	-	-	-	-	6,250	6	24,994	(25,000)	-	-
Settlement of derivative liabilities	-	-	-	-	304,042	304	4,092,719	-	-	4,093,023
Imputed interest	-	-	-	-	-	-	1,803	-	-	1,803
Shares issued for settlement of debt	-	-	-	-	99,800	100	49,520	-	-	49,620
Net loss	-	-	-	-	-	-	-	-	(26,113,366)	(26,113,366)
Balance, April 30, 2019	220,000	220	16,500	17	13,771,032	13,771	34,427,625	128,180	(35,507,438)	(937,625)

The accompanying notes are an integral part of these financial statements.

F-3

THC THERAPEUTICS INC.

CONSOLIDATED STATEMENT OF CASHFLOWS

(UNAUDITED)

	For the Nine Months Ended
	April 30, 2019	April 30, 2018
Cash Flows from Operating Activities
Net loss	$(26,113,366)	$(653,899)
Adjustments to reconcile net loss to net cash used by operating activities:
Loss on change in derivative liabilities	3,591,477	(39,274)
Initial loss on derivative liabilities	459,638
Impairment expense	2,429,981	-
Amortization of original issue discount	-	5,610
Amortization of debt discount	154,932	69,185
Increase in note pricipal as a result of penalties	30,907	-
Stock based compensation	19,093,205	242,119
Depreciation and amortization	19,116	19,012
Inputed interest	1,803	2,121
Loss on settlement of debts	37,500	132,234
Changes in operating assets and liabilities
(Increase) decrease in deposits	-	3,208
Increase in prepaid assets	-	-
Increase (decrease) in accounts payable	26,378	24,678
Increase (decrease) in accounts payable related party	155,965	44,884
Net cash from operating activities	(112,464)	(150,122)

Cash Flows from investing
Purchase of intangible assets	(1,195)	(532)
Net cash used in investing activities	(1,195)	(532)

Cash Flows from Financing Activities
Proceeds from related party debts	89,504	142,344
Payments on related party debts	(106,717)	(72,840)
Proceeds of convertible loans, net	177,500	-
Proceeds from sale of common stock and warrants	-	65,000
Proceeds from loans	-	30,000
Payments on loans	(17,253)	(11,800)
Net cash from financing activities	143,034	152,704

Net increase (decrease) in Cash	29,375	2,050

Beginning cash balance	2,969	187

Ending cash balance	$32,344	$2,237

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for tax	$-	$-

The accompanying notes are an integral part of these financial statements.

F-4

THC THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDTED)

1. DESCRIPTION OF BUSINESS AND HISTORY

Description of business – THC Therapeutics, Inc., (referred to as the “Company”) is focused developing its patented product, the dHydronator®, a sanitizing herb dryer. The main function of the dHydronator is to greatly accelerate the drying time of a herb while sanitizing it. The dHydronator can be used to dry a variety of herbs, but it has been specifically tested for use with cannabis, and it can reduce the drying time for cannabis from 10-14 days to less than 14 hours.

History – The Company was incorporated in the State of Nevada on May 1, 2007, as Fairytale Ventures, Inc., and later changed its name to Aviation Surveillance Systems, Inc. and Harmonic Energy, Inc. On January 23, 2017, the Company changed its name to THC Therapeutics, Inc.

On May 30, 2017, the Company formed Genesis Float Spa LLC, a wholly-owned subsidiary, to market its float spa assets purchased for wellness centers. The Company’s health spa plans are part of the Company’s strategic focus on revenue generation and creating shareholder value.

On January 17, 2018, the Company changed its name to Millennium Blockchain Inc.

On September 28, 2018, the Company changed its name back to THC Therapeutics, Inc.

THC Therapeutics, Inc., together with its subsidiaries, shall herein be collectively referred to as the “Company.”

2. BASIS OF PRESENTATION AND GOING CONCERN

Basis of Presentation – The accompanying unaudited interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s most recent Annual Audited Financial Statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim period presented have been reflected herein. The results of operations for the interim period are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the most recent Annual Audited Financial Statements have been omitted.

Going Concern – The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred cumulative net losses of $35,507,438 since its inception and requires capital for its contemplated operational and marketing activities to take place. The Company’s ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. The ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

F-5

3. SUMMARY OF SIGNIFICANT POLICIES

This summary of significant accounting policies of THC Therapeutics, Inc. is presented to assist in understanding the Company’s consolidated financial statements. The consolidated financial statements and notes are representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the consolidated financial statements.

Principles of Consolidation – The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

Use of Estimates – The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include estimates used to review the Company’s goodwill, impairments and estimations of long-lived assets, revenue recognition on percentage of completion type contracts, allowances for uncollectible accounts, inventory valuation, and the valuations of non-cash capital stock issuances. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable in the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Cash and Cash Equivalents – For purposes of the statement of cash flows, the Company considers all highly liquid investments and short-term instruments with original maturities of three months or less to be cash equivalents. There are $32,344 and $2,969 in cash and no cash equivalents as of April 30, 2019 and July 31, 2018, respectively.

Concentration Risk – At times throughout the year, the Company may maintain cash balances in certain bank accounts in excess of FDIC limits. As of April 30, 2019, the cash balance in excess of the FDIC limits was $0. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk in these accounts.

Fair Value of Financial Instruments – The carrying amounts reflected in the balance sheets for cash, accounts payable and accrued expenses approximate the respective fair values due to the short maturities of these items.

As required by the Fair Value Measurements and Disclosures Topic of the FASB ASC, fair value is measured based on a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The three levels of the fair value hierarchy are described below:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2: Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

F-6

Revenue Recognition:

Product Sales – Revenues from the sale of products are recognized when title to the products are transferred to the customer and only when no further contingencies or material performance obligations are warranted, and thereby have earned the right to receive reasonably assured payments for products sold and delivered.

Costs of Revenue – Costs of revenue includes raw materials, component parts, and shipping supplies. Shipping and handling costs is not a significant portion of the cost of revenue.

Goodwill and Intangible Assets – The Company follows Financial Accounting Standard Board’s (FASB) Codification Topic 350-10 (“ASC 350-10”), “Intangibles – Goodwill and Other.” According to this statement, goodwill and intangible assets with indefinite lives are no longer subject to amortization, but rather an annual assessment of impairment by applying a fair-value based test. Fair value for goodwill is based on discounted cash flows, market multiples and/or appraised values as appropriate. Under ASC 350-10, the carrying value of assets are calculated at the lowest level for which there are identifiable cash flows.

Long-Lived Assets – In accordance with the Financial Accounting Standards Board ("FASB") Accounts Standard Codification (ASC) ASC 360-10, "Property, Plant and Equipment," the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value. During the nine months ended April 30, 2019 and 2018 the Company recorded an impairment expense of $2,429,981 and $0, respectively.

Segment Reporting – Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the chief operating decision maker, or decision-making group, in deciding the method to allocate resources and assess performance. The Company currently has one reportable segment for financial reporting purposes, which represents the Company's core business.

Income Taxes – The Company accounts for its income taxes in accordance with FASB Codification Topic ASC 740-10, “Income Taxes”, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Stock-Based Compensation – The Company follows the guidelines in FASB Codification Topic ASC 718-10 “Compensation-Stock Compensation”, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and employee stock purchases related to an Employee Stock Purchase Plan based on the estimated fair values.

Stock based compensation expense recognized under ASC 718-10 for the nine months ended April 30, 2019 and 2018, totaled $19,093,205 and $242,119, respectively.

Earnings (Loss) Per Share – The Company reports earnings (loss) per share in accordance with FASB Codification Topic ASC 260-10 “Earnings Per Share.” Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented since the effect of the assumed exercise of options and warrants to purchase common shares (common stock equivalents) would have an anti-dilutive effect.

Advertising Costs – The Company’s policy regarding advertising is to expense advertising when incurred. The Company incurred advertising expenses of $26,383 and $24,274 during the nine months ended of April 30, 2019 and 2018, respectively.

Recently Issued Accounting Pronouncements – In June 2018, the FASB issued ASU 2018-07, "Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting," which modifies the accounting for share-based payment awards issued to nonemployees to largely align it with the accounting for share-based payment awards issued to employees. ASU 2018-07 is effective is effective for fiscal years beginning after December 15, 2018.  We will plan to adopt ASU 2018-07 effective August 1, 2019 for.  Upon adoption of the standard is not expected to have an impact on our financial position or results of operations for the nine months ending April 30, 2019 and 2018.

F-7

In February 2016, the FASB issued ASU 2016-02, “Leases” (“ASC 842”). The guidance requires lessees to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability. For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Lessor accounting is similar to the current model, but updated to align with certain changes to the lessee model and the new revenue recognition standard. Existing sale-leaseback guidance, including guidance for real estate, is replaced with a new model applicable to both lessees and lessors. ASC 842 is effective for fiscal years beginning after December 15, 2018.

We will plan to adopt ASC 842 effective August 1, 2019 using the optional transition method of recognizing a cumulative-effect adjustment to the opening balance of retained earnings on August 1, 2019. Therefore, comparative financial information will not be adjusted and will continue to be reported under the prior lease accounting guidance in ASC 840. We plan to elect the transition relief package of practical expedients, and as a result, we will not assess 1) whether existing or expired contracts contain embedded leases, 2) lease classification for any existing or expired leases, and 3) whether lease origination costs qualified as initial direct costs. We will also elect the short-term lease practical expedient by establishing an accounting policy to exclude leases with a term of 12 months or less.

The Company has evaluated all other recent accounting pronouncements, and believes that none of them will have a material effect on the Company's financial position, results of operations or cash flows.

4. FIXED ASSETS

Fixed assets consist of the following as of April 30, 2019 and July 31, 2018:

	April 30, 2019	July 31, 2018
dHydronator prototype	$27,100	$27,100
Float Spa and associated equipment	60,000	60,000
Office furniture and equipment	532	532
Less: accumulated depreciation	(45,157)	(29,335)
Fixed assets, net	$42,475	$58,297

Depreciation expense for the nine months ended April 30, 2019, and 2018, was $15,822 and $15,777, respectively.

5. INTANGIBLE ASSETS

Intangible assets consist of the following as of April 30, 2019 and July 31, 2018:

	April 30, 2019	July 31, 2018
Patents and patents pending	$19,699	$18,504
Trademarks	1,275	1,275
Website and domain names	15,098	15,098
Less: accumulated depreciation	(9,884)	(6,590)
Intangible assets, net	$26,188	$28,287

F-8

Amortization expense for the nine months ended April 30, 2019, and 2018, was $3,294 and $3,235 respectively.

6. ROBOT CACHE – RIGHTS TO TOKENS AND EQUITY

On July 31, 2018, the Company entered into a Common Stock Purchase Agreement with and closed on (i) the purchase of rights to 10,536,315 “IRON” cryptographic tokens of Robot Cache, S.L., a Spanish limited company (“Robot Cache”), and (ii) a right of first refusal to purchase up to 3% of the capital stock of Robot Cache in a subsequent equity financing, in consideration of the Company’s issuance of 600,000 shares of the Company’s common stock to Robot Cache, and non-cashless warrants to purchase 300,000 shares of the Company’s common.

These non-cashless warrants are exercisable through the earlier of July 31, 2021, and the date that is 30 days after the date that the 5-day volume-weighted average price of the Company’s common stock exceeds the exercise price for the warrants by 25%. The exercise price for the warrants is staggered as follows: 500,000 shares at $7.50/share, 500,000 shares at $10.00/share, 500,000 shares at $15.00/share, 500,000 shares at $20.00/share, and 1,000,000 shares at $50.00/share.

In accordance with ASC 820, the company valued its investment in rights to Robot Cache’s tokens and equity based upon the unadjusted quoted prices of its common stock and the fair value of the warrants issued as consideration on the execution date of the agreement. The Company determined the value of the shares issued as consideration to be $2.80 per common share or $1,680,000. The stock warrants were valued at $749,981 using the Black-Scholes option pricing model. The valuation was made using the following assumptions: stock price at grant: $2.80; exercise prices: from $7.50 to $50.00 per share; term: 3 years; risk-free interest rate: 2.77%; and volatility: 232%. The investment was recorded at cost basis and on the date of the investment.

During the quarter ending January 31, 2019, the Company was notified that due to Robot Cache’s regulatory constraints, the Company would not be receiving Robot Cache tokens. Robot Cache expressed an intent to restructure the investment with a replacement equity instrument. The Company was unable to determine with any certainty the value of the replacement equity instrument that may be issued; as a result, the Company has impaired the Robot Cache rights in full, and an impairment expense of $2,429,981 was recorded.

7. ADVANCES FROM RELATED PARTIES

Our Chief Executive Officer and a shareholder, a relative of our Chief Executive Officer, previously agreed to advance funds to the Company from time to time to support the ongoing operations of the Company. Advances are due within ten (10) days of demand and bear interest at 5% annually.

Advances from related parties consist of the following as of April 30, 2019:

	Principal as of	Nine months ending April 30, 2019		Principal as of	Accrued interest balance As of
	July 31, 2018	Funds advanced	Funds repaid	April 30, 2019	April 30, 2019
B. Romanek, President and CEO	$96,023	$82,654	$(106,713)	$71,960	$9907
Shareholder Relative of our President and CEO	63,543	6,850	-	70,363	4006
TOTAL	$159,566	$89,504	$(106,717)	$142,353	$13,913

8. RELATED PARTY TRANSACTIONS

On November 1, 2017, we entered into an employment agreement with Brandon Romanek, our Chief Executive Officer. In accordance with this agreement, Mr. Romanek provides services to the Company in exchange for $78,000 per year plus vacation and bonuses as approved annually by the board of directors, as well as reimbursement of expenses incurred.

F-9

On February 1, 2019, we emended the employment agreement with Brandon Romanek, our Chief Executive Officer. In accordance with this agreement, Mr. Romanek provides services to the Company in exchange for $178,000 per year plus vacation and bonuses as approved annually by the board of directors, as well as reimbursement of expenses incurred.

During the nine months ending April 30, 2019, the Company accrued $88,074 due to Mr. Romanek related to this agreement. As of April 30, 2019, Mr. Romanek has allowed the Company to defer all compensation earned to date related to his employment agreements totaling $149,780.

On April 25, 2019, Fiorenzo “Enzo” Villani was appointed a member of the Company’s Board of Directors.  The Company issued 13,000 shares of the Company’s Series A Preferred Stock to Mr. Villani in consideration of his appointment as a member of the Company’s Board of Directors. The shares were deemed fully earned at the date of grant. In accordance with ASC 820, the Company valued the shares issued based upon the unadjusted quoted prices of its common stock on the execution date of the agreement to which the preferred stock issued as consideration are convertible and determined the value to be $13.55 per common share or $1,355 per preferred share or $17,615,000.  He will also be issued 1,661 shares of the Company’s common stock per quarter beginning July 31, 2019.

9. NOTES PAYABLE

Notes Payable at consists of the following:	April 30,	July 31,
	2019	2018
On May 12, 2017, the Company issued a $60,000 promissory note; the note carries no interest rate and is payable in monthly installments of $5,000. As of April 30, 2019, $11,800 in principal payments had been paid. The Company imputed interest at a rate of 5%; during the nine months ending April 30, 2019, the Company recorded imputed interest of $1,803.	48,200	48,200

On July 3, 2018, the Company issued a $28,000 promissory note; the note carries an interest rate of 12% and is payable in 24 monthly installments of $1,307 beginning November 1, 2018. As of April 30, 2019, $17,253 in principal payments had been paid. During the six months ending April 30, 2019, the Company recorded interest expense of $1,115 during the nine months ending April 30, 2019.

On January 4, 2018, the Company settled all outstanding principal and interest through the execution of settlement agreement in which the Company agreed to issue the debtholder 99,880 shares of the Company’s common stock. The fair value of the shares was $49,620; a loss on settlement of debt of $37,500 was recorded as a result of the debt settlement.

	-	28,000

Total	48,200	76,200

F-10

10. CONVERTIBLE NOTES PAYABLE

Convertible Notes Payable at consists of the following:

	April 30,	July 31,
	2019	2018

On May 9, 2017, we entered into a convertible promissory note pursuant to which we borrowed $92,500. The note carries an original issue discount of 7.5% ($7,500). Interest under the convertible promissory note is 6% per annum, and the principal and all accrued but unpaid interest is due on May 9, 2018. The note is convertible at any date after the issuance date at the noteholder’s option into shares of our common stock at a variable conversion price of 65% of the lowest closing market price of our common stock during the previous 20 days to the date of the notice of conversion. The Company recorded a debt discount in the amount of $100,000 in connection with the original issue discount and the initial valuation of the derivative liability of the Note to be amortized utilizing the effective interest method of accretion over the term of the Note.

During the quarter ending April 30, 2019, the noteholder notified the Company that it had elected to enforcing certain default rights.  As a result, the principal amount of the note increased by $33,932 and the interest rate increased to 16%.  They further notified the Company that they had chosen to waive all other default rights.

Further, the Company recognized a derivative liability of $170,560 and an initial loss of $78,060 based on the Black-Scholes pricing model. During the nine months ending April 30, 2019, the Company recorded an additional loss on derivative liability of $61,955.

The aggregate issue discount feature has been accreted and charged to interest expenses as a financing expense in the amount of $78,966 and $21,034 during the years ended July 31, 2018 and 2017, respectively.

	$133,932	100,00

Unamortized debt discount	-	-
Total, net of unamortized discount	133,932	100,000

On April 4, 2019, we entered into a master convertible promissory note pursuant to which we may borrow up to $250,000 in $50,000 tranches.

On April 19, 2019, we borrowed $50,000, net of debt issuance costs and investor legal fees of $7,000 resulting in the Company receiving $43,000.

Interest under the convertible promissory note is 10% per annum, and the principal and all accrued but unpaid interest is due on April 4, 2020. The note is convertible at any date after the issuance date at the noteholder’s option into shares of our common stock at a variable conversion price equal to  the lesser of (i) the lowest Trading Price during the previous twenty-five (25) Trading Day period ending on the latest complete Trading Day prior to the date of this Note or (ii) Variable Conversion Price of 60% multiplied by the lowest Trading Price for the Common Stock during the twenty-five (25) Trading Day period ending on the last complete Trading Day prior to the Conversion Date.

The Company recorded a debt discount in the amount of $50,000 in connection with the original issuance discount, offering costs and initial valuation of the derivative liability related to the embedded conversion option of the Note to be amortized utilizing the effective interest method of accretion over the term of the Note.  The aggregate debt discount has been accreted and charged to interest expenses as a financing expense in the amount of $4,932 during the nine months ended April 30, 2019.

Further, the Company recognized a derivative liability of $170,215 and an initial loss of $120,218 based on the Black-Scholes pricing model. During the nine months ending April 30, 2019, the Company recorded an additional loss on derivative liability of $57,981.

	50,000	-
Unamortized debt discount	(45,068)	-
Total, net of unamortized discount	4,932	-

Total	$138,864	$-

F-11

Convertible notes settled

On January 4, 2019, we entered into a convertible promissory note pursuant to which we borrowed $150,000, net of debt issuance costs of $15,500 resulting in the Company receiving $134,500. Interest under the convertible promissory note is 10% per annum, and the principal and all accrued but unpaid interest is due on October 3, 2019. The note is convertible at any date after the issuance date at the noteholder’s option into shares of our common stock at a variable conversion price of 50% of the lowest trading price of our common stock during the previous 20 days to the date of the notice of conversion.

The Company recorded a debt discount in the amount of $150,000 in connection with the initial valuation of the derivative liability related to the embedded conversion option of the Note to be amortized utilizing the effective interest method of accretion over the term of the Note.  The aggregate debt discount has been accreted and charged to interest expenses as a financing expense in the amount of $150,000 during the nine months ended April 30, 2019.

Further, the Company recognized a derivative liability of $289,420 and an initial loss of $154,920 based on the Black-Scholes pricing model. During the nine months ending April 30, 2019, the Company recorded an additional loss on derivative liability of $3,649,041.

On April 25, 2019, all principal and accrued interest of $150,000 and $5,474, respectively was converted into 304,042 shares of the Company’s common stock.

Derivative liability

The Company accounts for the fair value of the conversion features of its convertible debt in accordance with ASC Topic No. 815-15 “Derivatives and Hedging; Embedded Derivatives” (“Topic No. 815-15”). Topic No. 815-15 requires the Company to bifurcate and separately account for the conversion features as an embedded derivative contained in the Company’s convertible debt. The Company is required to carry the embedded derivative on its balance sheet at fair value and account for any unrealized change in fair value as a component of results of operations. The Company values the embedded derivatives using the Black-Scholes pricing model.

The following table presents a summary of the Company’s derivative liabilities associated with its convertible notes as of July 31, 2018, and April 30, 2019:

Amount
Balance July 31, 2017	$146,229
Debt discount originated from derivative liabilities	-
Initial loss recorded	-
Adjustment to derivative liability due to debt settlement	-
Change in fair market value of derivative liabilities	(86,444)
Balance July 31, 2018	$59,785
Debt discount originated from derivative liabilities	177,500
Initial loss recorded	459,638
Adjustment to derivative liability due to debt settlement	(3,938,461)
Change in fair market value of derivative liabilities	3,591,477
Balance April 30, 2019	$349,939

F-12

The Black-Scholes model utilized the following inputs to value the derivative liabilities at the date of issuance of the convertible note and at the date of issuance and April 30, 2019:

Fair value assumptions – derivative notes:	Date of issuance	April 30, 2019
Risk free interest rate	1.14-2.57%	2.39%
Expected term (years)	1.00-0.75	0.90-0.01
Expected volatility	390.76-458.59%	457.23%
Expected dividends	0	0

11. STOCK WARRANTS

The following is a summary of warrant activity during the year ended July 31, 2018, and nine months ending April 30, 2019:

	Number of Shares	Weighted Average Exercise Price
Balance, July 31, 2017	12,500	$10.00

Warrants granted and assumed	403,750	$21.56
Warrants expired	-	-
Warrants canceled	-	-
Warrants exercised	-	-

Balance, July 31, 2018	416,250	$21.21

Warrants granted and assumed	195,000	2.05
Warrants expired	-	-
Warrants canceled	-	-
Warrants exercised	-	-

Balance, April 30, 2019	611,250	$15.10

611,250 of the warrants outstanding as of April 30, 2019 were exercisable.

On April 4, 2019, the Company issued stock warrants to purchase 5,000 shares of its common stock to a lender as part of a financing agreement. The warrants have a strike price of $10.00. The stock warrants are exercisable any time after issuance and have a life of 3 years. The value the warrants is embedded in the debt discount of the associated convertible promissory note. The valuation of the debt discount associated with the warrants was $36,247 which was made using the following assumptions: stock price at grant: $7.25; exercise price: $10.00; term: 3 years; risk-free interest rate: 2.49%; volatility: 459%.

F-13

On January 4, 2019, the Company issued stock warrants to purchase 150,000 shares of its common stock to a lender as part of a financing agreement. The warrants have a strike price of $1.00. The stock warrants are exercisable any time after issuance and have a life of 5 years. The value the warrants is embedded in the debt discount of the associated convertible promissory note. The valuation of the debt discount associated with the warrants was $74,699 which was made using the following assumptions: stock price at grant: $0.50; exercise price: $1.00; term: 5 years; risk-free interest rate: 2.49%; volatility: 391%.

On November 29, 2018, Company issued 20,000 stock warrants to a consultant for convention management services rendered during the quarter ended January 31, 2019. The stock warrants were valued at $19,954 using the Black-Scholes option pricing model. The valuation was made using the following assumptions: stock price at grant: $1.01; exercise price: $5.00; term: 2 years; risk-free interest rate: 2.81%; volatility: 394%.

On November 29, 2018, Company issued 20,000 stock warrants to a consultant for research and development services rendered during the quarter ended January 31, 2019. The stock warrants were valued at $19,954 using the Black-Scholes option pricing model. The valuation was made using the following assumptions: stock price at grant: $1.01; exercise price: $5.00; term: 2 years; risk-free interest rate: 2.81%; volatility: 394%.

12. SHAREHOLDERS’ DEFICIT

Overview

The Company’s authorized capital stock consists of 500,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock.

As of April 30, 2019, and July 31, 2018, the Company had 13,771,032 and 13,004,740 shares of common stock issued and outstanding, respectively.

As of April 30, 2019, and July 31, 2018, the Company had 220,000 and 206,000 shares of Series A Preferred Stock issued and outstanding, respectively.

As of April 30, 2019, and July 31, 2018, the Company had 16,500 and 16,500 shares of Series B Preferred Stock issued and outstanding, respectively.

The Company also has 47,130 shares payable in relation to prior agreements which were valued based upon their respective agreement dates at $128,180.

On December 7, 2018, the Financial Industry Regulatory Authority ("FINRA") announced the Company's 1:10 reverse stock split of the Company's common stock and preferred stock. The reverse stock split took effect on December 10, 2018. Unless otherwise noted, impacted amounts and share information included in the financial statements and notes thereto have been retroactively adjusted for the stock split as if such stock split occurred on the first day of the first period presented. Certain amounts in the notes to the financial statements may be slightly different than previously reported due to rounding of fractional shares as a result of the reverse stock split.

Series A Preferred Stock

On January 24, 2017, pursuant to Article III of our Articles of Incorporation, the Company designated a class of preferred stock, the “Series A Preferred Stock,” consisting of three million (3,000,000) shares, par value $0.001.

Under the Certificate of Designation, holders of the Series A Preferred Stock are entitled at their option to convert their preferred shares into common stock at a conversion rate of one hundred (100) shares of common stock for every one (1) share of Series A Preferred Stock. The holders are further entitled to vote together with the holders of the Company’s common stock on all matters submitted to shareholders at a rate of one hundred (100) votes for each share held. The holders are entitled to equal rights with our common stockholders as it relates to liquidation preference.

Series B Preferred Stock

On May 12, 2017, pursuant to Article III of our Articles of Incorporation, the Company designated a class of preferred stock, the “Series B Preferred Stock,” consisting of up to one hundred twenty thousand (120,000) shares, par value $0.001. On June 5, 2017, the Company amended the designation to increase the number of shares of Series B Preferred Stock to one hundred sixty-five thousand (165,000) shares, par value $0.001.

F-14

Under the Certificate of Designation, as amended, holders of Series B Preferred Stock are entitled to a liquidation preference on the stated value of $10.00 per share. The shares carry a mandatory conversion provision, and all shares of Series B Preferred Stock will be redeemed by the Company one year from issuance, at a variable conversion rate equal to the stated price of $10.00 divided by the prior day’s closing price as quoted on OTC Markets. Holders of Series B Preferred Stock are not entitled to any voting or dividend rights.

As of April 30, 2019, no shares of Series B Preferred Stock eligible for mandatory conversion have been converted into common stock.

Issuances of Common and Preferred Stock for the nine months ended April 30, 2019

On April 25, 2019, Fiorenzo “Enzo” Villani was appointed a member of the Company’s Board of Directors.  The Company issued 13,000 shares of the Company’s Series A Preferred Stock to Mr. Villani in consideration of his appointment as a member of the Company’s Board of Directors. The shares were deemed fully earned at the date of grant. In accordance with ASC 820, the Company valued the shares issued based upon the unadjusted quoted prices of its common stock on the execution date of the agreement to which the preferred stock issued as consideration are convertible and determined the value to be $13.55 per common share or $1,355 per preferred share or $17,615,000.

On August 27, 2018, the Company agreed to issue 1,000 shares of the Company's Series A Preferred Stock to a legal consultant for services rendered in the quarter ending October 31, 2018. The shares were deemed fully earned at the date of grant. In accordance with ASC 820, the Company valued the shares issued based upon the unadjusted quoted prices of its common stock on the execution date of the agreement to which the preferred stock issued as consideration are convertible and determined the value to be $3.148 per common share or $314.80 per preferred share or $314,800.

Shares issued and payable for services

On December 16, 2017, the Company agreed to issue 16,250 shares of common stock to a financial consultant for accounting services. The shares were fair valued at $48,263 at the date of grant. The shares are fully vested. 16,200 shares were issued during the nine months ended April 30, 2019 and 50 shares remain payable to the consultant.

On June 1, 2018, the Company agreed to issue 5,000 shares of common stock to a financial consultant for accounting services rendered during the month of June 2018. The shares were fair valued at $17,550 at the date of grant. The shares vested immediately upon issuance. The shares were issued during the nine months ended April 30, 2019.

On September 28, 2018, the Company agreed to issue 50,000 shares of common stock to a financial consultant for accounting services rendered during the quarter ending October 31, 2018. The shares were fair valued at $35,000 at the date of grant. The shares vested immediately upon issuance.

On November 28, 2018, the Company agreed to issue 25,000 shares of common stock to a healthcare consultant for services rendered as the Company’s medical director during the quarter ended January 31, 2019. The shares were fair valued at $26,225 at the date of grant. The shares vested immediately upon issuance. As of January 31, 2019, the shares had not yet been issued.

On November 29, 2018, the Company agreed to issue 15,000 shares of common stock and 20,000 warrants to purchase shares of the Company’s common stock at a price of $5.00 for a period of two years to a consultant for convention management services rendered during the quarter ended January 31, 2019. The shares and warrants were fair valued at $35,089 at the date of grant. The shares vested immediately upon issuance. 12,500 shares were issued during the nine months ended April 30, 2019, and 2,500 shares remain payable to the Consultant.

On November 29, 2018, the Company agreed to issue 12,500 shares of common stock and 20,000 warrants to purchase shares of the Company’s common stock at a price of $5.00 for a period of two years to a consultant for research and development services rendered during the quarter ended January 31, 2019. The shares and warrants were fair valued at $32,567 at the date of grant. The shares vested immediately upon issuance.

On January 29, 2019, the Company agreed to issue 100,000 shares of common stock to a consultant for business development services rendered in the quarter ending January 31, 2019. The shares were fair valued at $70,000 at the date of grant. The shares vested immediately upon issuance.

F-15

Shares issued and payable for private placements

On March 5, 2018, the Company received $25,000 from an investor pursuant to a private placement agreement with the investor to purchase 6,250 shares of the Company’s common stock and 6,250 warrants to purchase shares of the Company’s common stock at $2.00 per share for a period of three years. The shares were issued during the nine months ended April 30, 2019.

On April 6, 2018, the Company received $40,000 from an investor pursuant to a private placement agreement with the investor to purchase 10,000 shares of the Company’s common stock and 25,000 warrants to purchase shares of the Company’s common stock at $2.00 per share for a period of five years. As of April 30, 2019, the shares had not yet been issued and have been recorded as stock payable as of April 30, 2019.

Shares payable for debt settlement

On March 31, 2018, the Company and a lender agreed to settle a $30,000 promissory note and associated accrued interest of $3,473. The Company agreed to issue 9,500 shares of the Company’s common stock and warrants to purchase 19,500 shares of the Company’s common stock at $0.20 for a three-year term. In return for the consideration, the Lender agreed to release the Company from all amounts owed. As of April 30, 2019, the shares had not yet been issued and have been recorded as stock payable as of April 30, 2019.

On January 4, 2019, the Company and a lender agreed to settle a $10,747 promissory note and associated accrued interest of $1,373. The Company agreed to issue 99,880 shares of the Company’s common stock. In return for the consideration the Lender agreed to release the Company from all amounts owed. 99,800 shares were issued during the nine months ended April 30, 2019 and 80 shares remain payable to the lender and have been recorded as stock payable as of April 30, 2019.

13. COMMITMENTS AND CONTINGENCIES

The Company does not own any real property. Currently the Company leases approximately 750 square feet of 1,300 shared mixed-use office and living space in San Diego, California, at a monthly rent of $3,300, of which 50% is reimbursed by our CEO, Mr. Romanek, for his personal shared use of the space. The lease term ended January 31, 2019, as of April 30, 2019 the Company’s continues to lease the space on a month-to-month basis. There is no obligation for the landlord to continue to lease the Company the space on the same terms in future months.

14. SUBSEQUENT EVENTS

In accordance with ASC Topic 855-10, the Company has analyzed its operations subsequent to April 30, 2019, to the date these financial statements were available to be issued and has determined that it does not have any material subsequent events to disclose in these financial statements other the events disclosed below.

Rescission of prior agreements

On May 3, 2019, the Company and BurstIQ rescinded the Simple Agreement for Future Tokens (the “SAFT”) and Simple Agreement for Future Equity (the “SAFE”) previously entered into by the parties, the parties released claims against the other, and 500,000 shares of the Company’s common stock previously issued to BurstIQ pursuant to the SAFT and SAFE shall be returned and cancelled.

F-16

On June 20, 2019, the Company and ImpactPPA Limited rescinded the ImpactPPA Limited Purchase Agreement (the “Purchase Agreement”) previously entered into by the parties, the parties released claims against the other, and 6,000 shares of the Company’s Series A Preferred stock previously issued to ImpactPPA Limited pursuant to the Purchase Agreement shall be returned and cancelled.

On June 25, 2019, the Company and Robot Cache, S.L. rescinded the Stock Purchase Agreement (the “SPA”) and Simple Agreement for Future Equity (the “SAFE”) previously entered into by the parties, the parties released claims against the other, and 600,000 shares of Company common stock and 300,000 warrants to purchase common stock previously issued to BurstIQ pursuant to the SPA and SAFE shall be returned and cancelled.

Conversion of convertible promissory notes

On May 27, 2019, a Noteholder elected to convert $68,932 of principal and $17,042 of accrued interest into 18,499 shares of the Company common stock in accordance with the rights under their convertible promissory note dated May 9, 2017

On June 7, 2019, a Noteholder elected to convert $35,000 of principal, $30,000 in default principal and $16,384 of accrued interest into 26,596 shares of the Company common stock in accordance with the rights under their convertible promissory note dated May 9, 2017.

Repayment of a promissory note

On May 3, 2019, The Company repaid $48,200 in outstanding principal under its promissory note dated May 12, 2017.  The Company has no further obligations under the note as a result of the repayment.

Convertible promissory note

On May 1, 2019, we entered into a convertible promissory note pursuant to which we borrowed $200,000.   Interest under the convertible promissory note is 10% per annum, and the principal and all accrued but unpaid interest is due on May 1, 2021. The note is convertible six months after the issuance date at the noteholder’s option into shares of our common stock at a Variable Conversion Price of 65% multiplied by the lowest Trading Price for the Common Stock during the ten (10) Trading Day period ending on the last complete Trading Day prior to the Conversion Date.

F-17

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Directors of THC Therapeutics Inc. (formerly Millennium Blockchain, Inc.)

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of THC Therapeutics Inc. (formerly Millennium Blockchain, Inc.) (the “Company”) as of July 31, 2018, the related consolidated statements of operations, stockholder’s deficit, and cash flows for the year ended July 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2018, and the results of its operations and its cash flows for the year ended July 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis of Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to fraud or error. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing and opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

As discussed in Note 2 to the consolidated financial statements, the Company’s cumulative net losses raises substantial doubt about its ability to continue as a going concern for one year from the issuance of these financial statements. Management’s plans are also described in Note 2. The consolidated financial statements do not include adjustments that might result from the outcome of this uncertainty.

/s/ Boyle CPA, LLC

We have served as the Company’s auditor since 2018

Bayville, NJ

November 14, 2018

361 Hopedale Drive SE	P (732) 822-4427
Bayville, NJ 08721	F (732) 510-0665

F-18

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

THC Therapeutics Inc. (formerly Millennium Blockchain, Inc.)

We have audited the accompanying balance sheets of THC Therapeutics Inc. (formerly Millennium Blockchain, Inc.) as of July 31, 2017 and the related statements of operations, stockholders’ (deficit), and cash flows for the year ended July 31, 2017. THC Therapeutics Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of THC Therapeutics Inc. (formerly Millennium Blockchain, Inc.) as of July 31, 2017, and the results of its operations and its cash flows for the year ended July 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has no revenues, has negative working capital at July 31, 2017, has incurred recurring losses and recurring negative cash flow from operating activities, and has an accumulated deficit which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ AMC Auditing

AMC Auditing

Las Vegas, Nevada

February 28, 2018

F-19

THC THERAPEUTICS INC.

(formerly MILLENNIUM BLOCKCHAIN, INC.)

CONSOLIDATED BALANCE SHEETS

(AUDITED)

	July 31, 2018	July 31, 2017
ASSETS
Current assets
Cash	$2,969	$187
Prepaid	-	78,765
Total current assets	2,969	78,952

Deposits	-	3,208
Fixed Assets	58,297	78,874
Intangible Assets	28,287	32,612
Rights to Robotcache Coins	2,429,981	-

Total assets	2,519,534	193,646

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued liabilities	$178,165	$82,140
Accrued liabilities due to related parties	7,728	1,120
Advances from related parties	159,566	77,287
Notes payable	76,200	60,000
Convertible Notes payable, net	100,000	22,739
Derivative liability	59,785	146,229
Total current liabilities	581,444	389,515

Total liabilities	581,444	389,515

Stockholders' equity (deficit)
Common stock; $0.001 par value; 500,000,000 shares authorized; 13,004,740 and 11,877,839 shares issued and outstanding as of July 31, 2018 and July 31, 2017, respectively	13,005	11,879
Preferred stock; $0.001 par value; 10,000,000 shares authorized; 222,500 and 216,500 series A and B shares issued and outstanding as of July 31, 2018 and July 31, 2017, respectively
Preferred A stock; $0.001 par value; 3,000,000 shares authorized; 206,000 and 200,000 shares issued and outstanding as of July 31, 2018 and July 31, 2017, respectively	206	200
Preferred B stock; $0.001 par value; 165,000 shares authorized; 16,500 and 16,500 shares issued and outstanding as of July 31, 2018 and July 31, 2017, respectively	17	17
Stock payable	190,245	-
Additional paid-in capital	11,128,689	3,046,707
Accumulated deficit	(9,394,072)	(3,254,672)
Total stockholders' equity (deficit)	1,938,090	(195,869)

Total liabilities and stockholders' equity (deficit)	$2,519,534	$193,646

The accompanying notes are an integral part of these financial statements.

F-20

THC THERAPEUTICS INC.

(formerly MILLENNIUM BLOCKCHAIN, INC.)

CONSOLIDATED STATEMENT OF OPERATIONS

(AUDITED)

	For the Years Ended
	July 31, 2018	July 31, 2017

Revenues	$-	$-

Cost of revenues	-	-

Gross profit	-	-

Operating expenses
Professional fees	62,882	90,168
Compensation	-	5,490
Consulting fees	480,363	39,173
Payroll expense	61,705	-
General and administrative expenses	139,534	78,283
Impairment expense	5,222,000	197,761
Depreciation and amortization	25,434	10,491
Total operating expenses	5,991,918	421,366

Loss from operations	(5,991,918)	(421,366)

Other income (expense)
Gain/(loss) on change in derivative liability	86,444	(81,145)
Gain/(loss) on settlement of debts	(132,234)	202,621
Gain on conveyance of liabilities to a related party	-	79,110
Interest Expense	(101,692)	(164,928)
Total other income (expense)	(147,482)	35,658

Net income (loss)	$(6,139,400)	$(385,708)

Basic income (loss) per common share	$(0.05)	$(0.01)

Basic weighted average common shares outstanding	12,054,775	6,592,294

The accompanying notes are an integral part of these financial statements.

F-21

THC THERAPEUTICS INC.

(formerly MILLENNIUM BLOCKCHAIN, INC.)

CONSOLIDATED STATEMENT OF STOCKHOLDERS DEFICIT

(AUDITED)

	Preferred A Stock		Preferred B Stock		Common Stock		Additional Paid-in	Stock	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Payable	Deficit	Deficit
Balance, July 31, 2016	-	-	-	-	850,190	850	2,490,407	-	(2,868,964)	(377,707)
Settlement of derivative liabilities	-	-	-	-	-	-	62,513		-	62,513
Beneficial conversion feature on convertible debt	-	-	-	-	-	-	134,557		-	134,557
Shares and warrants issued to acquire assets	200,000	200	12,000	12	10,000,000	10,000	179,464		-	189,676
Warrants issued as financing fee	-	-	-	-	-	-	-		-	-
Shares issued on conversion of debts	-	-	-	-	1,000,000	1,000	9,000		-	10,000
Preferred shares issued for settlement of debts	-	-	4,500	5	-	-	44,995		-	45,000
Imputed interest	-	-	-	-	-	-	658		-	658
Shares issued for services	-	-	-	-	28,800	29	125,113		-	125,142
Net loss	-	-	-	-	-	-	-		(385,708)	(385,708)
Balance, July 31, 2017	200,000	200	16,500	17	11,878,990	11,879	3,046,707	-	(3,254,672)	(195,869)
Shares for services	-	-	-	-	25,750	26	149,137	65,813	-	214,976
Shares issued for cash investments	-	-	-	-	-	-	-	65,000	-	65,000
Imputed interest	-	-	-	-	-	-	2,791	-	-	2,791
Debt discount	-	-	-	-	-	-	7,590	-	-	7,590
Shares issued for settlement of debt	-	-	-	-	-	-	106,275	59,432	-	165,707
Shares issued for equity investments	-	-	-	-	250,000	250	1,563,750	-	-	1,564,000
Shares issued for investments in coin offerings	6,000	6	-	-	850,000	850	6,087,125	-	-	6,087,981
Warrants for services	-	-	-	-	-	-	165,314	-	-	165,314
Net loss	-	-	-	-	-	-	-	-	(6,139,400)	(6,139,400)
Balance, July 31, 2018	206,000	206	16,500	17	13,004,740	13,005	11,128,689	190,245	(9,394,072)	1,938,090

The accompanying notes are an integral part of these financial statements.

F-22

THC THERAPEUTICS INC.

(formerly MILLENNIUM BLOCKCHAIN, INC.)

CONSOLIDATED STATEMENT OF CASHFLOWS

(AUDITED)

	For the Years Ended
	July 31, 2018	July 31, 2017
Cash Flows from Operating Activities
Net loss	$(6,139,400)	$(385,708)
Adjustments to reconcile net loss to net cash provided by operating activities:
Gain on conveyance of assets and liabilities to a related party	-	(79,110)
Loss on impairment of assets	5,222,000	198,419
Loss on change in derivative liabilities	(86,444)	81,145
Amortization of original issue discount	7,500	-
Amortization of debt discount	69,761	155,820
Stock based compensation	466,645	46,377
Depreciation and amortization	25,434	10,491
Inputed interest	2,791	-
Loss (gain) on settlement of debts	132,234	(197,761)
Changes in assets and liabilities
(Increase) decrease in deposits	3,208	(3,208)
Increase (decrease) in accounts payable	99,498	3,032
Increase (decrease) in accounts payable related party	6,608	18,832
Net cash from operating activities	(190,165)	(151,671)

Cash Flows from investing
Purchase of fixed assets	(532)	(20,000)
Purchase of intangible assets	-	(5,062)
Net cash used in investing activities	(532)	(25,062)

Cash Flows from Financing Activities
Proceeds from sale of common stock and warrants	65,000	-
Proceeds from related party debts	186,660	134,113
Payments on related party debts	(104,381)	(49,938)
Proceeds from loans	58,000	-
Payments on loans	(11,800)	-
Proceeds from convertible debts	-	92,500
Net cash from financing activities	193,479	176,675

Net increase (decrease) in Cash	2,782	(58)

Beginning cash balance	187	245

Ending cash balance	$2,969	$187

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for tax	$-	$-

Non-Cash investing and financing transactions
Beneficial conversion feature	$-	$134,557
Shares and warrants issued for investments	$7,651,981	$-
Shares issued to settle debt	$165,707	$10,000

The accompanying notes are an integral part of these financial statements.

F-23

THC THERAPEUTICS, INC.

(formerly MILLENNIUM BLOCKCHAIN, INC.)

NOTES TO FINANCIAL STATEMENTS

(AUDITED)

1. DESCRIPTION OF BUSINESS AND HISTORY

Description of business – THC Theraputics, Inc., (referred to as the “Company”) is focused developing their patent-pending product, the dHydronator®, a sanitizing herb dryer. The main function of the dHydronator is to greatly accelerate the drying time of a herb while sanitizing it. The dHydronator can be used to dry a variety of herbs, it has been specifically tested for use with cannabis, and it will reduce the drying time for cannabis from 10-14 days to less than 14 hours.

History – The Company was incorporated in the State of Nevada on May 1, 2007, as Fairytale Ventures, Inc., and later changed its name to Aviation Surveillance Systems, Inc. and Harmonic Energy, Inc. On January 23, 2017, the Company changed its name to THC Therapeutics, Inc.

On May 30, 2017, the Company formed Genesis Float Spa LLC, a wholly-owned subsidiary, to market its float spa assets purchased for wellness centers. The Company’s health spa plans are part of the Company’s strategic focus on revenue generation and creating shareholder value.

On January 17, 2018, the Company changed its name to Millennium Blockchain Inc.

On September 28, 2018, the Company changed its name back to THC Therapeutics, Inc.

THC Therapeutics, Inc., together with its subsidiaries, shall herein be collectively referred to as the “Company.”

2. BASIS OF PRESENTATION AND GOING CONCERN

Basis of Presentation – The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Going Concern – The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred cumulative net losses of $9,416,789 since its inception and requires capital for its contemplated operational and marketing activities to take place. The Company’s ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. The ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

3. SUMMARY OF SIGNIFICANT POLICIES

This summary of significant accounting policies of THC Therapeutics, Inc . is presented to assist in understanding the Company’s consolidated financial statements. The consolidated financial statements and notes are representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the consolidated financial statements.

Principles of Consolidation – The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

Use of Estimates – The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include estimates used to review the Company’s goodwill, impairments and estimations of long-lived assets, revenue recognition on percentage of completion type contracts, allowances for uncollectible accounts, inventory valuation, and the valuations of non-cash capital stock issuances. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable in the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Cash and Cash Equivalents – For purposes of the statement of cash flows, the Company considers all highly liquid investments and short-term instruments with original maturities of three months or less to be cash equivalents. There are $2,969 and $187 in cash and cash equivalents as of July 31, 2018, and July 31, 2017, respectively.

F-24

THC THERAPEUTICS, INC

(formerly MILLENNIUM BLOCKCHAIN, INC.)

NOTES TO FINANCIAL STATEMENTS

(AUDITED)

Concentration Risk – At times throughout the year, the Company may maintain cash balances in certain bank accounts in excess of FDIC limits. As of July 31, 2018, the cash balance in excess of the FDIC limits was $0. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk in these accounts.

Fair Value of Financial Instruments – The carrying amounts reflected in the balance sheets for cash, accounts payable and accrued expenses approximate the respective fair values due to the short maturities of these items.

As required by the Fair Value Measurements and Disclosures Topic of the FASB ASC, fair value is measured based on a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The three levels of the fair value hierarchy are described below:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2: Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

Revenue Recognition:

Product Sales – Revenues from the sale of products are recognized when title to the products are transferred to the customer and only when no further contingencies or material performance obligations are warranted, and thereby have earned the right to receive reasonably assured payments for products sold and delivered.

Costs of Revenue – Costs of revenue includes raw materials, component parts, and shipping supplies. Shipping and handling costs is not a significant portion of the cost of revenue.

Goodwill and Intangible Assets – The Company follows Financial Accounting Standard Board’s (FASB) Codification Topic 350-10 (“ASC 350-10”), “Intangibles – Goodwill and Other.” According to this statement, goodwill and intangible assets with indefinite lives are no longer subject to amortization, but rather an annual assessment of impairment by applying a fair-value based test. Fair value for goodwill is based on discounted cash flows, market multiples and/or appraised values as appropriate. Under ASC 350-10, the carrying value of assets are calculated at the lowest level for which there are identifiable cash flows.

Long-Lived Assets – In accordance with the Financial Accounting Standards Board (“FASB”) Accounts Standard Codification (ASC) ASC 360-10, “Property, Plant and Equipment,” the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value. During the year ended July 31, 2018 and 2017 the Company recorded an impairment expense of $5,222,000 and $0, respectively.

Segment Reporting – Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the chief operating decision maker, or decision-making group, in deciding the method to allocate resources and assess performance. The Company currently has one reportable segment for financial reporting purposes, which represents the Company’s core business.

Income Taxes – The Company accounts for its income taxes in accordance with FASB Codification Topic ASC 740-10, “Income Taxes”, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

F-25

THC THERAPEUTICS, INC

(formerly MILLENNIUM BLOCKCHAIN, INC.)

NOTES TO FINANCIAL STATEMENTS

(AUDITED)

Stock-Based Compensation – The Company follows the guidelines in FASB Codification Topic ASC 718-10 “Compensation-Stock Compensation”, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and employee stock purchases related to an Employee Stock Purchase Plan based on the estimated fair values.

Stock based compensation expense recognized under ASC 718-10 for the years ended July 31, 2018 and 2017, totaled $417,645 and $46,377, respectively.

Earnings (Loss) Per Share – The Company reports earnings (loss) per share in accordance with FASB Codification Topic ASC 260-10 “Earnings Per Share.” Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented since the effect of the assumed exercise of options and warrants to purchase common shares (common stock equivalents) would have an anti-dilutive effect.

Advertising Costs – The Company’s policy regarding advertising is to expense advertising when incurred. The Company incurred advertising expenses of $28,383 and $13,726 during the years ended of July 31, 2018 and 2017, respectively.

Recently Issued Accounting Pronouncements – The Company has evaluated the all recent accounting pronouncements through ASU 2018-18 and believes that none of them will have a material effect on the Company’s financial position, results of operations or cash flows.

4. FIXED ASSETS

Fixed assets consist of the following as of July 31, 2018, and July 31, 2017:

	July 31, 2018	July 31, 2017
dHydronator prototype	$27,100	$27,100
Float Spa and associated equipment	60,000	60,000
Office furniture and equipment	532	-
Less: accumulated depreciation	(29,335)	(8,226)
Fixed assets, net	$58,297	$78,874

Depreciation expense for the years ended July 31, 2018 and 2017, was $21,109 and $8,226, respectively.

5. INTANGIBLE ASSETS

Intangible assets consist of the following as of July 31, 2018, and July 31, 2017:

	July 31, 2018	July 31, 2017
Patents and patents pending	$18,505	$18,505
Trademarks	1,275	1,275
Website and domain names	15,098	15,098
Less: accumulated depreciation	(6,590)	(2,265)
Intangible assets, net	$28,287	$32,612

Amortization expense for the years ended July 31, 2018, and 2017, was $4,325 and $2,265, respectively.

6. RIGHTS TO BURST IQ TOKENS

On March 31, 2018, the Company entered into a Simple Agreement for Future Tokens (the “SAFT”) with BurstIQ Analytics Corporation, a Colorado corporation (“BurstIQ”). Pursuant to the SAFT, the Company purchased the right to a number of BIQ tokens equal to $2,500,000 divided by a 35% discount to the maximum price per token sold by BurstIQ to the public during a network launch, in consideration of the issuance of 250,000 shares of the Company’s common stock to BurstIQ at a deemed value of $2,500,000.

In accordance with ASC 820, the Company valued its investment in rights to Burst IQ tokens based upon the unadjusted quoted prices of its common stock issued as consideration on the execution date of the agreement and determined the value to be $6.26 per share or $1,564,000. The investment was recorded at cost basis.

F-26

THC THERAPEUTICS, INC

(formerly MILLENNIUM BLOCKCHAIN, INC.)

NOTES TO FINANCIAL STATEMENTS

(AUDITED)

As of July 31, 2018, the Company performed an impairment analysis of the carrying value of its rights to Burst IQ tokens. As part of its impairment analysis, the Company determined that the deadline for the network launch to occur pursuant to the SAFT had passed, and the Company was unable to determine with a degree of certainty whether the tokens would be issued, and if they were going to be issued, the timing and value of the tokens to be received. As a result of the uncertainty, the Company deemed the rights to Burst IQ tokens to be impaired as of July 31, 2018 and recorded an impairment of $1,564,000.

7. RIGHTS TO BURST IQ EQUITY

On March 31, 2018, the Company entered into a Simple Agreement for Future Equity (the “SAFE”) with BurstIQ. Pursuant to the SAFE, the Company purchased the right to a number shares of Burst IQ’s preferred stock sold in a subsequent equity financing equal to $2,500,000 divided by a deemed $6.50 price per share, in consideration of the issuance of 250,000 shares of the Company’s common stock to BurstIQ.

In accordance with ASC 820, the Company valued its investment in rights to Burst IQ preferred stock based upon the unadjusted quoted prices of its common stock issued as consideration on the execution date of the agreement and determined the value to be $6.26 per share or $1,564,000. When the equity in Burst IQ is issued, the Company plans to hold the equity as a long-term investment.

As of July 31, 2018, the Company performed an impairment analysis of the carrying value of the its right to Burst IQ equity. As part of its impairment analysis, the Company attempted to determine the date of a triggering equity financing. The Company was unable to determine with a degree of certainty when an equity financing would occur, and the timing and value of any BurstIQ equity that the Company would potentially receive. As a result of the uncertainty, the Company deemed the rights to Burst IQ equity to be impaired as of July 31, 2018 and recorded an impairment of $1,564,000.

8. IMPACT PPA – RIGHTS TO COINS AND EQUITY

On June 14, 2018, the Comapny issued 6,000 shares of the Company’s Series A Preferred Stock, with each share convertible into 100 shares of the Company’s common stock, to ImpactPPA Limited, a Bahamian company (“ImpactPPA”). In exchange, the Company received the right to $4,500,000 of ImpactPPA’s MPQ tokens and the right to purchase a 3% equity stake in ImpactPPA within four months of the closing date of this transaction.

In accordance with ASC 820, the Company valued its investment in rights to Impact PPA’s coins and equity based upon the unadjusted quoted prices of its common stock on the execution date of the agreement to which the preferred stock issued as consideration is convertible, and determined the value to be $3.49 per common share or $349 per preferred share or $2,094,000. The investment was recorded at cost basis.

When any tokens or equity in Impact PPA are issued, the Company plans to hold them as a long-term investment.

As of July 31, 2018, the Company performed an impairment analysis of the carrying value of the its right to Impact PPA tokens and equity. As part of its impairment analysis the Company requested confirmation of the dates of offering of the Impact PPA tokens per the rights agreements held by the Company. The Company’s rights to acquire equity of ImpactPPA expired on or about October 14, 2018. As of the date of this filing the Company has not received the tokens or equity of Impacct PPA. The Company was unable to determine with a degree of certainty whether the tokens would be issued, and if they were going to be issued, the timing and value of the tokens to be received. As a result of the uncertainty the Company deemed the rights to Impact PPA tokens and equity to be impaired as of July 31, 2018 and recorded an impairment of $2,094,000.

9. ROBOT CACHE – RIGHTS TO TOKENS AND EQUITY

On July 31, 2018, the Company entered into a Common Stock Purchase Agreement with and closed on (i) the purchase of rights to 10,536,315 “IRON” cryptographic tokens of Robot Cache, S.L., a Spanish limited company (“Robot Cache”), and (ii) a right of first refusal to purchase up to 3% of the capital stock of Robot Cache in a subsequent equity financing, in consideration of the Company’s issuance of 600,000 shares of the Company’s common stock to Robot Cache, and non-cashless warrants to purchase 300,000 shares of the Company’s common.

F-27

THC THERAPEUTICS, INC

(formerly MILLENNIUM BLOCKCHAIN, INC.)

NOTES TO FINANCIAL STATEMENTS

(AUDITED)

These non-cashless warrants are exercisable through the earlier of July 31, 2021, and the date that is 30 days after the date that the 5-day volume-weighted average price of the Company’s common stock exceeds the exercise price for the warrants by 25%. The exercise price for the warrants is staggered as follows: 50,000 shares at $7.50/share, 50,000 shares at $10.00/share, 50,000 shares at $15.00/share, 50,000 shares at $20.00/share, and 100,000 shares at $50.00/share.

In accordance with ASC 820, the company valued its investment in rights to Robot Cache’s tokens and equity based upon the unadjusted quoted prices of its common stock and the fair value of the warrants issued as consideration on the execution date of the agreement. The Company determined the value of the shares issued as consideration to be $2.80 per common share or $1,680,000. The stock warrants were valued at $749,981 using the Black-Scholes option pricing model. The valuation was made using the following assumptions: stock price at grant: $2.80; exercise prices: from $7.50 to $50.00 per share; term: 3 years; risk-free interest rate: 2.77%; and volatility: 232%.

The investment was recorded at cost basis and on the date of the investment. As of July 31, 2018, the Company conducted an impairment analysis and found that there was no indication that the investment was impaired. The Company will conduct its impairment analysis on an annual basis or at any time there is evidence that the value has been impaired more than temporarily. As of the date of this filing the Company has not received the tokens or equity in Robot Cache but based on the information available to the Company believes that it will receive the tokens, and will be able to exercise its rights of first refusal to purchase Robot Cache equity in the first calendar quarter of 2019.

If the Company receives any Robot Cache tokens or is able to exercise its right of first refusal to purchase Robot Cache equity, the Company plans to hold the tokens and/or equity as a long-term investment.

10. ADVANCES FROM RELATED PARTIES

Our Chief Executive Officer and a shareholder, a relative of our Chief Executive Officer, have agreed to advance funds to the Company from time to time to support the ongoing operations of the Company. The advances are due within ten (10) days of demand and bear interest at 5% annually.

Advances from related parties consist of the following as of July 31, 2018:

	Principal as of	Years ending July 31, 2018		Principal as of	Accrued interest balance As of
	July 31, 2017	Funds advanced	Funds repaid	July 31, 2018	July 31, 2018
B. Romanek, President and CEO	$71,262	$114,072	$89,311	$96,023	$6,297
Shareholder Relative of our President and CEO	$6,025	72,588	15,070	63,543	1,431
TOTAL	$77,287	$186,660	$104,381	$159,566	$7,728

11. RELATED PARTY TRANSACTIONS

On November 1, 2017, we entered into an employment agreement with Brandon Romanek, our Chief Executive Officer. In accordance with this agreement, Mr. Romanek provided services to the Company in exchange for $78,000 per year plus vacation and bonuses as approved annually by the board of directors, as well as reimbursement of expenses incurred. During the years ending July 31, 2018, the Company accrued $61,705 due to Mr. Romanek related to this agreement. As of July 31, 2018, Mr. Romanek allowed the Company to defer all compensation related to his employment totaling $61,705.

F-28

THC THERAPEUTICS, INC

(formerly MILLENNIUM BLOCKCHAIN, INC.)

NOTES TO FINANCIAL STATEMENTS

(AUDITED)

12. NOTES PAYABLE

Notes Payable at consists of the following:	July 31,	July 31,
	2018	2017
On May 12, 2017, the Company issued a $60,000 promissory note; the note carries no interest rate and is payable in monthly installments of $5,000. As of July 31, 2018, $11,800 in principal payments had been paid. The Company imputed interest at a rate of 5%, during the year ending July 31, 2018 the Company recorded imputed interest of $2,728.	48,200	60,000

On July 3, 2018, the Company issued a $28,000 promissory note; the note carries an interest rate of 12% and is payable in 24 monthly installments of $1,307 beginning November 1, 2018. During the year ending July 31, 2018 the Company recorded accrued interest of $258.	28,000	-

Total	76,200	60,000

On October 13, 2017, we entered into a promissory note pursuant to which we borrowed $30,000. Interest under the promissory note was 25% per annum, and the principal and all accrued interest was due in four equal quarterly payments of $9,375. On March 31, 2018, the Company entered into an agreement to settle all outstanding principal and interest due under the promissory note totaling $33,473. Under the terms of the agreement the Company issued 9,500 shares and 19,500 3-year, warrants with a strike price of $20.00 and received an unconditional release of all liability under the promissory note. The shares and warrants were fair valued at $165,707 on the date of issuance, and a loss on settlement of debt of $132,234 was recoded as a result of the settlement agreement.

13. CONVERTIBLE NOTES PAYABLE

Convertible Notes Payable at consists of the following:	July 31,	July 31,
	2018	2017

On May 9, 2017, we entered into a convertible promissory note pursuant to which we borrowed $92,500. The note carries an original issue discount of 7.5% ($7,500). Interest under the convertible promissory note is 6% per annum, and the principal and all accrued but unpaid interest is due on May 9, 2018. The note is convertible at any date after the issuance date at the noteholder’s option into shares of our common stock at a variable conversion price of 65% of the lowest closing market price of our common stock during the previous 20 days to the date of the notice of conversion. The Company recorded a debt discount in the amount of $92,500 in connection with the initial valuation of the derivative liability of the Note to be amortized utilizing the effective interest method of accretion over the term of the Note. Further, the Company recognized a derivative liability of $170,560 and an initial loss of $78,060 based on the Black-Scholes pricing model.

The aggregate issue discount feature has been accreted and charged to interest expenses as a financing expense in the amount of $78,966 and $21,034 during the years ended July 31, 2018 and 2017, respectively.

	92,500	92,500
Original issue discount	7,500	7,500
Unamortized debt discount	-	(77,261)
Total, net of unamortized discount	100,000	22,739

Total	$100,000	$22,739

Derivative liability

The Company accounts for the fair value of the conversion features of its convertible debt in accordance with ASC Topic No. 815-15 “Derivatives and Hedging; Embedded Derivatives” (“Topic No. 815-15”). Topic No. 815-15 requires the Company to bifurcate and separately account for the conversion features as an embedded derivative contained in the Company’s convertible debt. The Company is required to carry the embedded derivative on its balance sheet at fair value and account for any unrealized change in fair value as a component of results of operations. The Company values the embedded derivatives using the Black-Scholes pricing model.

F-29

THC THERAPEUTICS, INC

(formerly MILLENNIUM BLOCKCHAIN, INC.)

NOTES TO FINANCIAL STATEMENTS

(AUDITED)

The following table presents a summary of the Company’s derivative liabilities associated with its convertible notes as of July 31, 2017, and July 31, 2018:

Amount
Balance July 31, 2016	$67,376
Debt discount originated from derivative liabilities	50,383
Initial loss recorded	89,739
Adjustment to derivative liability due to debt settlement	(62,513)
Change in fair market value of derivative liabilities	1,244
Balance July 31, 2017	$146,229
Debt discount originated from derivative liabilities	-
Initial loss recorded	-
Adjustment to derivative liability due to debt settlement	-
Change in fair market value of derivative liabilities	(86,444)
Balance July 31, 2018	$59,785

The Black-Scholes model utilized the following inputs to value the derivative liabilities at the date of issuance of the convertible note and at July 31, 2018:

Fair value assumptions – derivative notes:	Date of issuance	July 31, 2018
Risk free interest rate	1.14%	2.44%
Expected term (years)	1.00	0.01
Expected volatility	433.18%	232.28%
Expected dividends	0	0%

14. STOCK WARRANTS

The following is a summary of warrant activity during the years ended July 31, 2017, and the years ended July 31, 2018:

	Number of Shares	Weighted Average Exercise Price
Balance, July 31, 2016	-	$-

Warrants granted and assumed	12,500	$10.00
Warrants expired	-	-
Warrants canceled	-	-
Warrants exercised	-	-

Balance, July 31, 2017	12,500	$-

Warrants granted and assumed	384,250	$21.60
Warrants expired	-	-
Warrants canceled	-	-
Warrants exercised	-	-

Balance, July 31, 2018	396,750	$21.30

396,750 of the warrants outstanding as of July 31, 2018 were exercisable.

On May 9, 2017, the Company issued stock warrants to purchase 10,000 shares of its common stock to a lender as part of a financing agreement. The warrants have a strike price of $7.50. The stock warrants were exercisable six-months from grant and have a life of 3 years. The stock warrants were valued at $51,050 using the Black-Scholes option pricing model. The Company recorded an expense of $50,050 for the year ended July 31, 2017. The valuation was made using the following assumptions: stock price at grant: $5.10; exercise price: $7.50; term: 3 years; risk-free interest rate: 1.57%; volatility: 434%.

On May 12, 2017, the Company issued stock warrants to purchase 25,000 shares of its common stock as part of an asset purchase agreement. The warrants have a strike price of $20.00. The stock warrants were exercisable six-months from grant and have a life of 3 years. The stock warrants were valued at $12,761 using the Black-Scholes option pricing model. The valuation was made using the following assumptions: stock price at grant: $5.10; exercise price: $20.00; term: 3 years; risk-free interest rate: 1.49%; volatility: 434%.

F-30

THC THERAPEUTICS, INC

(formerly MILLENNIUM BLOCKCHAIN, INC.)

NOTES TO FINANCIAL STATEMENTS

(AUDITED)

On October 13, 2017, the Company issued stock warrants to purchase 3,000 shares of its common stock to a lender in connection with a financing agreement. The warrants have a strike price of $20.00. The stock warrants were exercisable immediately upon grant and have a life of 3 years. The stock warrants were valued at $8,467 using the Black-Scholes option pricing model. The valuation was made using the following assumptions: stock price at grant: $3.40; exercise price: $20.00; term: 3 years; risk-free interest rate: 1.64%; volatility: 434%.

On March 5, 2018, the Company received $25,000 from an investor pursuant to a private placement agreement with the investor to purchase 6,250 shares of the Company’s common stock and 6,250 warrants to purchase shares of the Company’s common stock at $20.00 per shares for a period of three years. If the Company’s common stock has closed for 20 consecutive trading days above $30.00 per shares the investor must exercise the warrant within 30 days.

On March 31, 2018, the Company and a lender agreed to settle a $30,000 promissory note and associated accrued interest of $3,473. The Company agreed to issue 9,500 shares of the Company’s common stock and warrants to purchase 19,500 shares of the Company’s common stock at $20.00 for a three-year term. In return for the consideration the Lender agreed to release the Company from all amounts owed. The shares have not yet been issued and have been recorded as stock payable as of April 30, 2019

On April 6, 2018, the Company received $40,000 from an investor pursuant to a private placement agreement with the investor to purchase 10,000 shares of the Company’s common stock and 25,000 warrants to purchase shares of the Company’s common stock at $20.00 per shares for a period of five years. The shares have not been issued and have been recorded as stock payable as of April 30, 2019

On June 30, 2018, the Company engaged a consultant for staffing and administrative services rendered during June 2018. The Consultant was issued 2-year cashless warrants to purchase 50,000 shares of the company’s common stock for $0.10 per share.

On July 31, 2018, the Company entered into a Common Stock Purchase Agreement with and closed on (i) the purchase of rights to 10,536,315 “IRON” cryptographic tokens of Robot Cache, S.L., a Spanish limited company (“Robot Cache”), and (ii) a right of first refusal to purchase up to 3% of the capital stock of Robot Cache in a subsequent equity financing, in consideration of the Company’s issuance of 600,000 shares of the Company’s common stock to Robot Cache, and non-cashless warrants to purchase 300,000 shares of the Company’s common. The Warrants are exercisable through the earlier of July 31, 2021, and the date that is 30 days after the date that the 5-day volume-weighted average price of the Company’s common stock exceeds the exercise price for the Warrants by 25%. The exercise price for the Warrants is staggered as follows: 50,000 shares at $7.50/share, 50,000 shares at $10.00/share, 50,000 shares at $15.00/share, 50,000 shares at $20.00/share, and 100,000 shares at $50.00/share. (See note 9 for additional details)

15. INCOME TAXES

The Company provides for income taxes under FASB ASC 740, Accounting for Income Taxes. FASB ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect currently.

FASB ASC 740 requires the reduction of deferred tax assets by a valuation allowance, if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company’s opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a valuation allowance equal to the deferred tax asset has been recorded. The total deferred tax asset is $1,709,774 which is calculated by multiplying a 20% estimated tax rate by the cumulative net operating loss (NOL) adjusted for the following items:

The components of the Company’s deferred tax asset as of July 31, 2018 and 2017 are as follows:

	For the period ended July 31,
	2018	2017
Book loss for the year	$(6,139,400)	$(336,344)
Adjustments:
Non-deductible portion of meals and entertainment	6,339	2,987
Non-deductible portion of stock compensation	466,645	46,377
Non-deductible penalties	—	—
Tax loss for the year	(5,666,416)	(336,344)
Estimated effective tax rate	20%	20%
Deferred tax asset	$(1,133,283)	$(67,269)

As of July 31,
	2018	2017
Deferred tax asset	$1,695,430	$562,147
Valuation allowance	(1,695,430)	(562,147)
Current taxes payable	—	—
Income tax expense	$—	$—

F-31

THC THERAPEUTICS, INC

(formerly MILLENNIUM BLOCKCHAIN, INC.)

NOTES TO FINANCIAL STATEMENTS

(AUDITED)

Below is a chart showing the total estimated corporate federal net operating loss (NOL) and the year in which it will expire.

Year	Amount	Expiration
2018	$5,666,416	2038
2017	336,344	2037
2016	91,998	2036
2015	284,299	2035
2014	576,046	2034
2013	1,133,126	2033
2012	241,552	2032
2011	24,772	2031
2010	37,864	2030
2009	68,873	2029
2008	15,709	2028
2007	153	2027
Total	$8,477,152

The Company plans to file its U.S. federal return for the year ended July 31, 2018 upon the issuance of this filing. The tax years 2014-2018 remained open to examination for federal income tax purposes by the major tax jurisdictions to which the Company is subject. No tax returns are currently under examination by any tax authorities.

16. SHAREHOLDERS’ DEFICIT

Overview

The Company’s authorized capital stock consists of 500,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock.

As of July 31, 2018, and July 31, 2017, the Company had 13,003,589 and 11,877,839 shares of common stock issued and outstanding, respectively.

As of July 31, 2018, and July 31, 2017, the Company had 206,000 and 200,000 shares of Series A Preferred Stock issued and outstanding, respectively.

As of July 31, 2018, and July 31, 2017, the Company had 16,500 and 16,500 shares of Series B Preferred Stock issued and outstanding, respectively.

On January 23, 2017, the Company increased its number of authorized shares of common stock from 100,000,000 to 500,000,000, and authorized 10,000,000 shares of preferred stock, with the Company’s board of directors having authority to designate the rights and preferences of each series of preferred stock.

Series A Preferred Stock

On January 24, 2017, pursuant to Article III of our Articles of Incorporation, the Company designated a class of preferred stock, the “Series A Preferred Stock,” consisting of three million (3,000,000) shares, par value $0.001.

Under the Certificate of Designation, holders of the Series A Preferred Stock are entitled at their option to convert their preferred shares into common stock at a conversion rate of one hundred (100) shares of common stock for every one (1) share of Series A Preferred Stock. The holders are further entitled to vote together with the holders of the Company’s common stock on all matters submitted to shareholders at a rate of one hundred (100) votes for each share held. The holders are entitled to equal rights with our common stockholders as it relates to liquidation preference.

F-32

THC THERAPEUTICS, INC

(formerly MILLENNIUM BLOCKCHAIN, INC.)

NOTES TO FINANCIAL STATEMENTS

(AUDITED)

Series B Preferred Stock

On May 12, 2017, pursuant to Article III of our Articles of Incorporation, the Company designated a class of preferred stock, the “Series B Preferred Stock,” consisting of up to one hundred twenty thousand (120,000) shares, par value $0.001. On June 5, 2017, the Company amended the designation to increase the number of shares of Series B Preferred Stock to one hundred sixty-five thousand (165,000) shares, par value $0.001.

Under the Certificate of Designation, as amended, holders of Series B Preferred Stock are entitled to a liquidation preference on the stated value of $1.00 per share. The shares carry a mandatory conversion provision, and all shares of Series B Preferred Stock will be redeemed by the Company one year from issuance, at a variable conversion rate equal to the stated price of $1.00 divided by the prior day’s closing price as quoted on OTC Markets. Holders of Series B Preferred Stock are not entitled to any voting or dividend rights.

Issuances of Common and Preferred Stock for the years ended July 31, 2018

On August 10, 2017, the Company issued 500 shares of common stock to a marketing consultant for production of marketing materials during the month of August 2017. The shares were fair valued at $1,740 at the date of grant.

On August 28, 2017, the Company issued 250 shares of common stock to a marketing consultant for production of marketing materials during the month of August 2017. The shares were fair valued at $973 at the date of grant.

On February 15, 2018, the Company agreed to issue 15,000 shares of common stock to a legal advisor for services rendered during the three months ending January 31, 2019. The shares were fair valued at $102,000 ($6.80 per share) and deemed fully earned at the date of grant.

On November 27, 2017, the Company agreed to issue 5,000 shares of common stock to a legal advisor for services rendered during the three months ending October 2017. The shares were fair valued at $13,000 and deemed fully earned at the date of grant.

On March 31, 2018, the Company issued of 500,000 shares of the Company’s common stock to BurstIQ in accordance with a SAFE and SAFT agreement. (See Note 6 and Note 7 for additional details.)

On April 10, 2018, the Company agreed to issue 5,000 shares of common stock to a consultant for investor relations services rendered. The shares were fair valued at $31,450 at the date of grant. The shares vested immediately upon issuance.

On June 14, 2018 the Company issued 6,000 shares of the Company’s Series A Preferred Stock, with each share convertible into 100 shares of the Company’s common stock, to ImpactPPA Limited, a Bahamian company (“ImpactPPA”). In exchange, the Company received the right to $4,500,000 of ImpactPPA’s MPQ tokens and the right to purchase a 3% equity stake in ImpactPPA within four months of the closing date of this transaction. (See Note 8 for additional details.)

On July 31, 2018, the Company entered into a Common Stock Purchase Agreement with and closed on (i) the purchase of rights to 10,536,315 “IRON” cryptographic tokens of Robot Cache, S.L., a Spanish limited company (“Robot Cache”), and (ii) a right of first refusal to purchase up to 3% of the capital stock of Robot Cache in a subsequent equity financing, in consideration of the Company’s issuance of 600,000 shares of the Company’s common stock to Robot Cache, and non-cashless warrants to purchase 300,000 shares of the Company’s common. (See Note 9 for additional details.)

Common Stock Payable for the years ended July 31, 2018

On December 16, 2017, the Company agreed to issue 16,500 shares of common stock to financial consultant for accounting services. The shares were fair valued at $48,263 at the date of grant. The shares vest as follows: 10,000 shares vest on January 1, 2018; 2,500 shares vest upon completion of the audit of the fiscal years ending July 31, 2017 and 2016; 1,250 shares vest upon completion of the review of the Company’s financial statements for the quarter ending October 31, 2017; 1,250 shares vest upon completion of the January 31, 2018 review; and 1,250 shares vest upon filing of the Company’s April 30, 2018 review. As of July 31, 2018, the shares had not yet been issued

F-33

THC THERAPEUTICS, INC

(formerly MILLENNIUM BLOCKCHAIN, INC.)

NOTES TO FINANCIAL STATEMENTS

(AUDITED)

On March 5, 2018, the Company received $25,000 from an investor pursuant to a private placement agreement with the investor to purchase 6,250 shares of the Company’s common stock and 6,250 warrants to purchase shares of the Company’s common stock at $20.00 per shares for a period of three years. If the Company’s common stock has closed for 20 consecutive trading days above $30.00 per shares the investor must exercise the warrant within 30 days. As of July 31, 2018, the shares had not yet been issued.

On March 31, 2018, the Company and a lender agreed to settle a $30,000 promissory note and associated accrued interest of $3,473. The Company agreed to issue 9,500 shares of the Company’s common stock and warrants to purchase 19,500 shares of the Company’s common stock at $20.00 for a three-year term. In return for the consideration the Lender agreed to release the Company from all amounts owed. As of July 31, 2018, the shares had not yet been issued and has been recorded as stock payable as of April 30, 2019.

On April 6, 2018, the Company received $40,000 from an investor pursuant to a private placement agreement with the investor to purchase 10,000 shares of the Company’s common stock and 25,000 warrants to purchase shares of the Company’s common stock at $20.00 per shares for a period of five years. As of July 31, 2018, the shares had not yet been issued.

On June 1, 2018, the Company agreed to issue 5,000 shares of common stock to a financial consultant for accounting services rendered during the month of June 2018. The shares were fair valued at $17,550 at the date of grant. The shares vested immediately upon issuance. As of July 31, 2018, the shares had not yet been issued.

17. COMMITMENTS AND CONTINGENCIES

The Company does not own any real property. It does own personal property, and it leases office space on a month-to-month basis. There is no obligation for this arrangement to continue.

18. SUBSEQUENT EVENTS

In accordance with ASC Topic 855-10, the Company has analyzed its operations subsequent to July 31, 2018 to the date these financial statements were available to be issued and has determined that it does not have any material subsequent events to disclose in these financial statements other than the events described below.

On August 27, 2018, the Company agreed to issue 1,000 shares of the Company’s Series A Preferred Stock to a legal consultant for services rendered in the quarter ending October 31, 2018. The shares were deemed fully earned at the date of grant. In accordance with ASC 820, the Company valued the shares issued based upon the unadjusted quoted prices of its common stock on the execution date of the agreement to which the preferred stock issued as consideration are convertible and determined the value to be $3.148 per common share or $31.48 per preferred share or $314,800.

F-34

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

THC THERAPEUTICS, INC.
(Registrant)

Date: August 22, 2019	By:	/s/ Brandon Romanek
Brandon Romanek
President

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EXHIBIT INDEX

Exhibit	Description

3.1	Bylaws (incorporated by reference to Registration Statement on Form 10 filed on October 19, 2018; File No. 000-55994; Exhibit 3.1 thereto)

3.2	Articles of Incorporation filed May 1, 2007 (incorporated by reference to Registration Statement on Form 10 filed on October 19, 2018; File No. 000-55994; Exhibit 3.2 thereto)

3.3	Articles of Amendment filed January 23, 2017 (incorporated by reference to Registration Statement on Form 10 filed on October 19, 2018; File No. 000-55994; Exhibit 3.3 thereto)

3.4	Articles of Amendment filed January 17, 2018 (incorporated by reference to Registration Statement on Form 10 filed on October 19, 2018; File No. 000-55994; Exhibit 3.4 thereto)

3.5

Certificate of Designation for Series A Preferred Stock filed January 24, 2017 (incorporated by reference to Registration Statement on Form 10 filed on October 19, 2018; File No. 000-55994; Exhibit 3.5 thereto)

3.6	Certificate of Designation for Series B Preferred Stock May 12, 2017 (incorporated by reference to Registration Statement on Form 10 filed on October 19, 2018; File No. 000-55994; Exhibit 3.6 thereto)

3.7

Amended Certificate of Designation for Series B Preferred Stock filed June 5, 2017 (incorporated by reference to Registration Statement on Form 10 filed on October 19, 2018; File No. 000-55994; Exhibit 3.7 thereto)

3.8	Articles of Amendment filed September 28, 2018 (incorporated by reference to Registration Statement on Form 10 filed on October 19, 2018; File No. 000-55994; Exhibit 3.8 thereto)

10.1

Asset Purchase Agreement with Brandon Romanek dated January 20, 2017 (incorporated by reference to Registration Statement on Form 10 filed on October 19, 2018; File No. 000-55994; Exhibit 10.1 thereto)

10.2*	Patent Assignment by and between Harvey Romanek and Brandon Romanek dated November 7, 2016

10.3

Asset Purchase Agreement with Urban Oasis Float Center, LLC dated June 1, 2017 (incorporated by reference to Registration Statement on Form 10/A filed on April 8, 2019 ; File No. 000-55994; Exhibit 10.2 thereto )

10.4*	Amended Employment Agreement with Brandon Romanek February 1, 2019

10.5	Director Agreement with Fiorenzo Villani dated April 25, 2019 (incorporated by reference to Registration Statement on Form 10/A filed on July 8, 2019; File No. 000-55994; Exhibit 10.4 thereto)

10.6	Employment Agreement with Joshua Halford dated June 15, 2019 (incorporated by reference to Registration Statement on Form 10/A filed on July 8, 2019; File No. 000-55994; Exhibit 10.5 thereto)

10.7

Consulting Agreement with Regal Consulting, LLC, dated February 14, 2019, and effective February 18, 2019 (incorporated by reference to Current Report on Form 8-K filed on February 20, 2019; File No. 000-55994; Exhibit 10.2 thereto)

10.8*	Amendment to Consulting Agreement with Regal Consulting, LLC, dated March 18, 2019

10.9*	Convertible Promissory Note dated April 4, 2019

10.10*	10% Convertible Promissory Note dated May 1, 2019

10.11*	Secured Convertible Promissory Note dated June 20, 2019

21	Subsidiaries (incorporated by reference to Registration Statement on Form 10 filed on October 19, 2018; File No. 000-55994; Exhibit 21 thereto)

__________

* Filed herewith.

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